                           OFFER TO PURCHASE FOR CASH
                                ALL OUTSTANDING
                      ORDINARY SHARES HELD BY U.S. PERSONS
                                      AND
                   ALL OUTSTANDING AMERICAN DEPOSITARY SHARES
       (EACH AMERICAN DEPOSITARY SHARE REPRESENTING FOUR ORDINARY SHARES)

                                       OF

                                NCL HOLDING ASA
                                       AT

   NORWEGIAN KRONER ("NOK") 35 OR THE U.S. DOLLAR EQUIVALENT THEREOF FOR EACH
                                 ORDINARY SHARE
                                      AND
    THE U.S. DOLLAR EQUIVALENT OF NOK 140 FOR EACH AMERICAN DEPOSITARY SHARE
                                       BY

                                ARRASAS LIMITED
                          A WHOLLY OWNED SUBSIDIARY OF
                                STAR CRUISES PLC
      THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 10, 2000
                          UNLESS THE OFFER IS EXTENDED
     Arrasas Limited, an Isle of Man company (the "OFFEROR") and a wholly owned subsidiary of Star Cruises PLC, an Isle of Man company ("STAR"), is making an offer (the "U.S. OFFER") for all outstanding ordinary shares, nominal value NOK
2.30 each (the "SHARES"), that are held by U.S. Persons ("U.S. PERSONS," as defined in Regulation S under the Securities Act of 1933, as amended (the "SECURITIES ACT")), and all outstanding American Depositary Shares, each representing four Shares ("ADSS" and, together with the Shares, the "SECURITIES"), of NCL Holding ASA, a Norwegian company ("NCL"), upon the terms and subject to the conditions of this Offer to Purchase and in the related Acceptance Form and Letter of Transmittal. The U.S. Offer is being made to all holders of Shares who are U.S. Persons and to all holders of ADSs.

     The Offeror is making the U.S. Offer in conjunction with a concurrent offer (the "INTERNATIONAL OFFER" and, together with the U.S. Offer, the "OFFERS") for all outstanding Shares that are held by non-U.S. Persons. U.S. Persons will not be permitted to tender their Shares in the International Offer and non-U.S. Persons will not be permitted to tender their Shares in the U.S. Offer. ADSs (whether or not held by U.S. Persons) may be tendered only in the U.S. Offer. The Offeror will purchase Shares during, but outside of, the U.S. Offer pursuant to the International Offer and may also purchase Shares outside the United States during, but outside of, the International Offer through market purchases and privately negotiated transactions.

     THERE ARE NO CONDITIONS TO THE OBLIGATIONS OF THE OFFEROR TO PURCHASE AND PAY FOR SHARES AND ADSS PROPERLY TENDERED AND NOT WITHDRAWN IN RESPONSE TO THE U.S. OFFER.

     The Offers are being made pursuant to the mandatory offer requirements of Norwegian law and applicable regulations of the Oslo Stock Exchange (the "OSE"). SEE "SPECIAL FACTORS--BACKGROUND OF THE OFFERS" AND "--NORWEGIAN MANDATORY OFFER REQUIREMENT."

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                     THE INFORMATION AGENT FOR THE OFFER IS

                        [MACKENZIE PARTNERS, INC. LOGO]

January 13, 1999

                             IMPORTANT INFORMATION

     The U.S. Offer will expire (the "Expiration Time") at 12:00 midnight, New York City time on Thursday, February 10, 2000, unless and until the Offeror, in its sole discretion, shall have extended the time during which the Offers are open, in which event the term Expiration Time shall mean the latest time and date on which the Offers, as so extended, shall expire.

     In order for Shares to be validly tendered pursuant to the U.S. Offer, an Acceptance Form (or a copy thereof) properly completed and duly executed, together with any other required documents, must be received before the Expiration Time (as defined below) by Den norske Bank ASA (the "NORWAY RECEIVING AGENT") at its address set forth on the back cover page of this Offer to Purchase. Any holder of Shares that is not a U.S. Person may tender such Shares only in the International Offer. For assistance in connection with the International Offer, please contact Alfred Berg Norge ASA ("ALFRED BERG"), the manager of the International Offer, at the address and telephone number appearing on the back cover page of this Offer to Purchase.

     In order for ADSs to be validly tendered pursuant to the U.S. Offer, (i) the Letter of Transmittal (or a copy thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of ADSs, and any other required documents, must be received by The Bank of New York (the "DEPOSITARY") at one of its addresses set forth on the back cover page of this Offer to Purchase before the Expiration Time and either (A) the American Depositary Receipt (the "ADR") evidencing tendered ADSs must be received by the Depositary along with the Letter of Transmittal or (B) ADSs must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Time or (ii) the tendering holder must comply with the guaranteed delivery procedures described below.

     Questions and requests for assistance or copies of the Offer to Purchase, the Acceptance Form, the Letter of Transmittal and related tender offer materials may be directed to Alfred Berg in connection with the tender of Shares and to MacKenzie Partners, Inc. (the "INFORMATION AGENT") in connection with the tender of ADSs, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Copies of all such materials will be furnished promptly at the Offeror's expense.

     The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, Securityholders in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. Receipt of this document does not constitute the making of the Offers, including the U.S. Offer, to (and tenders of Securities will not be accepted from or on behalf of) holders of Securities in any jurisdiction in or outside the U.S. in which the making of the Offers, including the U.S. Offer, or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offeror is not presently aware of any jurisdiction in the U.S. that prohibits the making of the U.S. Offer; however, the Offeror may, in its discretion, take such action as it may deem necessary to make the U.S. Offer in any such jurisdiction and extend the U.S. Offer to holders of Securities in that jurisdiction.

     In any U.S. jurisdiction, the securities laws or blue sky laws of which require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Offers and acceptances thereof shall be governed by, and construed in accordance with, Norwegian law. The conduct of the U.S. Offer is subject to United States federal securities laws and the securities laws of the states in which the U.S. Offer is being made.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF STAR OR THE OFFEROR OR ANY OF THE OTHER STAR GROUP (AS HEREINAFTER DEFINED) MEMBERS NOT CONTAINED IN THIS OFFER TO PURCHASE, THE ACCEPTANCE FORM OR THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STAR OR THE OFFEROR OR ANY OF THE OTHER STAR GROUP MEMBERS. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NCL, STAR, OR THE OFFEROR OR ANY OTHER MEMBER OF

THE STAR GROUP SINCE THE DATE OF THIS OFFER TO PURCHASE OR THAT THE INFORMATION IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS OFFER TO PURCHASE.

                           INFORMATION CONCERNING NCL

     All the information concerning NCL contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the OSE, the Commission or other public sources, and is qualified in its entirety by reference to such documents and records. Although neither Star nor the Offeror nor any of the other Star Group members has any knowledge that would indicate that any statements contained herein taken from or based on such documents and records are untrue or incomplete, none of such persons can take responsibility for the accuracy or completeness of such documents and records, or for any failure by NCL to disclose events which may have occurred or may affect the significance or accuracy of any information contained in such documents and records.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of the Offeror and Star and their management, including statements concerning the Offeror's and Star's strategies following completion of the Offers, their plans with respect to the acquisition of all of the equity interests in NCL and the probable impact of that acquisition on their respective financial conditions and results of operations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in such forward-looking statements as a result of various factors.

                             AVAILABLE INFORMATION

     NCL is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and, in accordance therewith, files reports and other information with the Commission. Reports and other information filed by NCL pursuant to the information requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such materials may be inspected and copied at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as NCL, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     Pursuant to the requirements of the Exchange Act, Star and the Offeror have filed with the Commission statements on Schedule 14D-1 and Schedule 13E-3, each in respect of the U.S. Offer. The Schedule 14D-1 and the Schedule 13E-3 and any amendments to either of them, including exhibits, should be available for inspection and copying as set forth above (except that such Schedules and any amendment thereto will not be available at the Commission's regional offices until 30 days after they are filed) and from the Commission's Internet worldwide web site referred to above. NCL is required by the Exchange Act to file with the Commission a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement date of the Offers.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................     1
SPECIAL FACTORS.............................................     3
  Certain Information Concerning the Offeror, Star and
     NCL....................................................     3
  Background of the Offers..................................     3
  Norwegian Mandatory Offer Requirement.....................     5
  Purpose of the Offers; The Compulsory Acquisition; Plans
     for NCL After Completion of the Offers.................     5
  Certain Other Rights of Securityholders...................     7
  Position of the Offeror Regarding Fairness of the U.S.
     Offer..................................................     7
  Interests of Certain Persons in the U.S. Offer............     8
  Beneficial Ownership of Shares............................     8
  Securities and Exchange Commission Relief.................     8
THE U.S. OFFER..............................................    10
  General...................................................    10
  Terms of the U.S. Offer...................................    10
  Procedures for Tendering Securities.......................    11
  Withdrawal Rights.........................................    15
  Acceptance for Payment and Payment for Securities.........    16
  Certain Tax Consequences..................................    18
  Price Range of Securities; Dividends; Exchange Rate.......    19
  Effect of the Offers on the Market for the Securities.....    20
  Certain Information Concerning NCL........................    21
  Certain Information Concerning the Offeror and Star.......    24
  Source and Amount of Funds................................    24
  Certain Legal Matters; Regulatory Approvals...............    26
  Fees and Expenses.........................................    27
Schedule 1. Information Concerning Members of the Boards of
  Directors and the Executive Officers of Arrasas and
  Star......................................................   S-1

TO HOLDERS OF SHARES WHO ARE U.S. PERSONS AND TO ALL HOLDERS OF ADSs:

                                  INTRODUCTION

     The Offeror is making the U.S. Offer for all outstanding Shares that are held by U.S. Persons and all outstanding ADSs, upon the terms and subject to the conditions of this Offer to Purchase and the related Acceptance Form and Letter of Transmittal. The U.S. Offer is being made to all holders of Shares who are U.S. Persons and to all holders of ADSs.

     The Offeror is making the U.S. Offer in conjunction with the concurrent International Offer. U.S. Persons will not be permitted to tender their Shares in the International Offer and non-U.S. Persons will not be permitted to tender their Shares in the U.S. Offer. ADSs (whether or not held by U.S. Persons) may be tendered only in the U.S. Offer. The Offeror will purchase Shares during, but outside of, the U.S. Offer pursuant to the International Offer and may also purchase Shares outside the United States during, but outside of, the International Offer through market purchases and privately negotiated transactions.

     The price to be paid in the U.S. Offer for the Shares is NOK 35 per Share, net to the seller in cash, without interest (the "SHARE OFFER PRICE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Acceptance Form; provided, however, that any holder of Shares tendered in the U.S. Offer may elect to receive the U.S. Dollar equivalent of the Share Offer Price for such holder's Shares. With respect to any Shares for which payment is to be made in U.S. Dollars, the Norway Receiving Agent will convert the NOK payment received from the Offeror for such Shares into U.S. Dollars on the spot market as soon as practicable after receipt thereof.

     The price to be paid in the U.S. Offer for the ADSs is the U.S. Dollar equivalent of NOK 140 per ADS, net to the seller in cash, without interest (the "ADS OFFER PRICE" and with the Share Offer Price the "OFFER PRICE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. The Depositary will convert the NOK payment received from the Offeror for such ADSs into U.S. Dollars on the spot market as soon as practicable after receipt thereof.

     Currency rates of exchange may fluctuate. The actual amount to be received by tendering holders of Shares who elect to receive payment in U.S. Dollars and tendering holders of ADSs is subject to change. For illustrative purposes only, the noon buying rate in New York City for cable transfers in NOK as certified for customs procedures by the Federal Reserve Bank of New York on January 10, 2000, was NOK 8.0240 per U.S. Dollar.

     The price to be paid in the International Offer will be the Share Offer Price.

     THERE ARE NO CONDITIONS TO THE OBLIGATIONS OF THE OFFEROR TO PURCHASE AND PAY FOR SHARES AND ADSs PROPERLY TENDERED AND NOT WITHDRAWN IN RESPONSE TO THE U.S. OFFER.

     AS REQUIRED BY NORWEGIAN LAW, THE OFFEROR HAS ARRANGED FOR A GUARANTEE OF ITS PAYMENT OBLIGATIONS WITH RESPECT TO SECURITIES VALIDLY TENDERED IN THE OFFERS AND NOT PROPERLY WITHDRAWN. SEE "THE U.S. OFFER--SOURCE AND AMOUNT OF FUNDS--BANK GUARANTEE."

     Tendering holders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Acceptance Form and Instruction 6 of the Letter of Transmittal, stock transfer taxes in respect of the purchase of the Securities pursuant to the U.S. Offer. However, in order to avoid "backup withholding" of U.S. federal income tax at a rate of 31% of the gross payment received pursuant to the U.S. Offer and other related tax penalties, each holder of Securities participating in the U.S. Offer is urged to provide the Offeror with such holder's correct taxpayer identification number on Form W-9, if appropriate, or to provide a certificate of such holder's non-U.S. status on a Form W-8, if appropriate. A substitute Form W-9 has been included with the U.S. Offer materials and a Form W-8 may be obtained from the Depositary. For more information, see "THE U.S. OFFER--CERTAIN TAX CONSEQUENCES--CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES--INFORMATION AND BACKUP WITHHOLDING."

     According to official notifications filed by NCL with the OSE and other publicly available sources, as of January 11, 2000 there were 250,930,958 Shares registered and outstanding, 15,841 holders of record of the Shares and ADSs, including 48 record holders of Shares held by U.S. Persons and one record holder of ADSs (such Shares and ADSs representing in the aggregate 14.22% of the total Shares registered and outstanding). As of the date of this Offer to Purchase, the Offeror, together with three other companies affiliated with the Lim Family (as defined herein), which are Resorts World Limited, Genting Overseas Holding Limited and Palomino Limited (collectively, the "STAR GROUP"), holds in the aggregate 125,904,529 Shares which represented approximately 50.2% of the Shares registered and outstanding as of January 11, 2000. NCL has announced that an additional 1,505,411 Shares will be registered and issued as a result of recent conversions of Convertible Bonds (as defined below) and the exercise of certain options to purchase Shares. Following the issuance of such additional Shares, NCL will have 252,436,369 Shares registered and outstanding and the Shares currently owned by the Star Group will represent approximately 49.9% of such Shares. References in this Offer to Purchase to outstanding Shares is to the number of registered and outstanding Shares following such issuance.

     According to NCL's Registration Statement on Form 20-F dated July 6, 1999 and filed with the Commission on July 7, 1999 (the "NCL Form 20-F"), on April 19, 1999, NCL sold U.S.$62 million aggregate principal amount of its 6% Convertible Redeemable Bonds due 2002 (the "CONVERTIBLE BONDS"), which are convertible into Shares at a conversion price equal to the lower of (i) the average closing price of the Shares over a ten day period immediately preceding conversion and (ii) NOK 27.00. Star believes that all of the Convertible Bonds are now convertible at any time. Any Shares issued upon conversion of the Convertible Bonds prior to the expiration of the Offers may be tendered in the Offers provided such tenders are duly made in a timely manner prior to the expiration of the Offers.

     THIS OFFER TO PURCHASE AND THE RELATED ACCEPTANCE FORM AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

                                SPECIAL FACTORS

CERTAIN INFORMATION CONCERNING THE OFFEROR, STAR AND NCL

     THE OFFEROR. The Offeror is an investment holding company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of Star. Since its formation, the Offeror has not engaged in any business other than in connection with the acquisition of Shares and the Offers. SEE "THE U.S.
OFFER--CERTAIN INFORMATION CONCERNING THE OFFEROR AND STAR--THE OFFEROR."

     STAR. Star is a company incorporated under the laws of the Isle of Man. It is regarded as the leading cruise line in the Asia-Pacific region. Star's ordinary shares are listed on the Luxembourg Stock Exchange with the Bloomberg ticker symbol "STAR LX" and traded on the Centralized Limit Order Book, an over-the-counter trading system, of the Singapore Stock Exchange with the ticker symbol "STRC SP." See "THE U.S. OFFER--CERTAIN INFORMATION REGARDING THE OFFEROR AND STAR--STAR."

     NCL. NCL is a company incorporated under the laws of the Kingdom of Norway. NCL is considered to be the fourth largest cruise operator in the world with its current fleet of ships with a total of 12,334 lower passenger berths (not including the contracted Sky II that is expected to be delivered in the summer of 2001). NCL had revenues of U.S.$767.6 million and a net operating loss of approximately U.S.$2.6 million as of and for the year ended December 31, 1998. See "THE U.S. OFFER--CERTAIN INFORMATION CONCERNING NCL."

BACKGROUND OF THE OFFERS

     Mr. Colin Au, the President and Chief Executive Officer of Star, met with Mr. Kristian Siem, the Chairman of the Board of NCL, on two occasions, in late September and early October 1999, and discussed in general possible marketing and other cooperative business arrangements between the two companies, including the possibility of some form of business combination (although no specific terms for any such transactions were discussed).

     Except for such meetings, prior to December 1999, neither Star nor any member of the Star Group nor any of their affiliates had had any contacts or negotiations with NCL concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities of any class of NCL, an election of directors of NCL or a sale or other transfer of a material amount of assets of NCL or any of its subsidiaries.

     On December 1, 1999, Carnival Corporation ("CARNIVAL") announced that it intended to make a takeover offer to acquire all of the outstanding Shares at a price of NOK 30 per Share in cash (the "CARNIVAL OFFER"). On December 8, 1999, Carnival formally commenced the Carnival Offer. On December 1, 1999, the NCL Board issued a press release indicating their opinion that the price offered in the Carnival Offer was "inadequate relative to the intrinsic value of NCL and represents a significant discount to the relative valuation of other companies in the cruise industry."

     On December 2, 1999, Mr. Siem telephoned Mr. Au in Malaysia to suggest a meeting between Star and NCL to discuss matters of mutual interest in light of the Carnival Offer and Mr. Au and Mr. Siem agreed to meet in London on December 5, 1999. At the December 5, 1999 meeting, which was also attended by Mr. Geir Aune, the President and Chief Executive Officer and a director of NCL, Star and NCL discussed in general terms the possibility of Star's making an offer for the Shares competitive with the Carnival Offer as well as the potential for a business alliance between Star and NCL. Star indicated to NCL a general interest in considering such transactions as well as a need to evaluate both the strategic and financial desirability and feasibility of any such transactions from Star's point of view.

     On December 6, 1999, Mr. Siem informed Mr. Au that NCL was obligated to disclose to the OSE the identity of Star as one of two parties with whom NCL was holding discussions regarding a response to the Carnival Offer and Mr. Au met with Mr. Siem later that day to agree upon the reference to Star in an NCL press release.

     Between December 10 and 13, 1999, representatives of Star met with representatives of NCL on several occasions and discussed the possibility of Star subscribing directly for a block of newly-issued Shares for cash to be used in funding NCL's fleet building program, as well as to outline other elements of a possible business alliance. Upon learning on December 12 that NCL would not be permitted to engage in such a transaction during the pendency of the Carnival Offer without prior shareholder approval, the parties abandoned such discussions, although NCL indicated it remained interested in pursuing Star's interest in a business alliance.

     On December 14, 1999, Mr. Au met with Mr. Siem and informed him that the Star Group had acquired a position in the Shares and continued to be open to discussions of a business alliance.

     On December 15, 1999, Star, on behalf of the Star Group, notified the OSE, in accordance with the Norwegian Securities Trading Act (1997) (the "NSTA"), that the Star Group had acquired 51.4 million Shares, or 20.6% of the Shares then outstanding. This notification was made public by the OSE in accordance with the NSTA. The Star Group continued to purchase Shares in the open market.

     Also on December 15, 1999, Mr. Au met again with Mr. Siem. Mr. Siem proposed that Star consider agreeing to act as the standby underwriter in a public placement of Shares to raise capital for the construction of new ships by NCL. Mr. Au indicated that such a transaction was likely not to be of interest to Star. Mr. Siem also requested that the Star Group not dispose of its Shares nor acquire new Shares. In a telephone call later that evening, Mr. Siem asked Mr. Au also to consider whether Star would be prepared to make an offer for the Shares competitive to the Carnival Offer.

     On the morning of December 16, 1999, Star, on behalf of the Star Group, notified the OSE, in accordance with the NSTA, that the Star Group had acquired a total of 97.9 million Shares, or 39.3% of the Shares then outstanding. This notification was also made public by the OSE in accordance with the NSTA. Star also received from NCL a proposed agreement indicating the terms of the placement of Shares discussed the previous day. Later on December 16, 1999, Mr. Au met with Mr. Siem and Mr. Trygve Hegnar, a director of NCL, and informed them that Star believed its participation in the proposed placement of Shares on the terms indicated by NCL would not be in Star's interest.

     After the close of business on December 16, 1999, Star, on behalf of the Star Group, notified the OSE, in accordance with the NSTA, that the Star Group had acquired a total of 125.9 million Shares, representing more than 50% of the Shares then outstanding, triggering an obligation pursuant to the NSTA to make a mandatory offer, and that Star would make a mandatory offer for all Shares at the highest price paid by Star or its related parties during the previous six months, that is, the Offer Price. This notification was also made public by the OSE in accordance with the NSTA.

     On December 17, 1999, following the announcement by Star of its intention to make a mandatory offer, the NCL Board issued the following statement through the OSE (translated from Norwegian):

     "The Board of Directors of NCL have been informed that Star Cruises has acquired more than 40% of the share capital and voting rights in the company, and that a mandatory offer to purchase the remaining shares in the company will be set forth. The Board of Directors recommends shareholders not to sell their shares in the market, or in any other fashion prior to when the mandatory offer document is made available and the Board of Directors statement regarding the offer from Star Cruises has been made."

     As discussed below, see "CERTAIN OTHER RIGHTS OF SECURITYHOLDERS," the NCL Board has an obligation under the NSTA to issue a statement (in addition to the above statement) concerning the mandatory offer.

     On January 5, 2000, Star contacted NCL to request NCL's agreement to certain interim arrangements to facilitate Star's active participation in the direction and management of NCL following completion of the Offers. The interim arrangements proposed were: first, that following the commencement of the Offers NCL would invite two representatives of Star to participate as observers at any meetings of the NCL Board (other than during discussions of the Offers); second, that NCL would permit two representatives of Star to be present at NCL's Miami, Florida offices for the purpose of familiarizing Star with NCL's senior personnel and operations; and finally, that the NCL Board act promptly to convene an extraordinary meeting of NCL's shareholders to coincide with the scheduled completion of the Offers for the purpose of electing a new board

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

of directors. A formal request to convene such a shareholders' meeting, in accordance with applicable Norwegian law, was also delivered to NCL by the Offeror on January 5, 2000. On January 11, 2000, NCL announced that it will call an extraordinary Shareholders' meeting to be convened on February 4, 2000.

NORWEGIAN MANDATORY OFFER REQUIREMENT

     The Offers are being made in order to comply with the mandatory offer requirements of the NSTA and applicable regulations of the OSE which provide that any person who (alone or in concert with its "close associates," as defined in the NSTA) acquires more than 40% of the total voting rights in a Norwegian company whose shares are quoted on a Norwegian stock exchange must, no later than four weeks after acquiring such interest, make an offer (referred to herein as a "MANDATORY OFFER") to purchase all remaining shares of that company.

     The price offered in a mandatory offer is required to be at least as high as the highest price the bidder has paid or agreed to pay to acquire shares of the relevant company during the six-month period preceding the date on which the mandatory offer obligation arises or, if the market price at that point is higher than the price the bidder has paid during that six-month period, the offer price under the mandatory offer is required to be at least as high as the then current market price. If during the offer period, the bidder pays or agrees to pay a higher price than the mandatory offer price, the bidder must pay an offer price equivalent to such higher amount.

     The mandatory offer requirements apply to the Offeror because the Offeror, together with the other Star Group members (who are "close associates" of the Offeror under the NSTA), acquired a number of Shares that caused their combined ownership to exceed 40% of all outstanding Shares. As of the date of this Offer to Purchase, the Star Group held in the aggregate 125,904,529 Shares, which represented approximately 49.9% of the outstanding Shares. The price per Share to be paid in the Offers is equal to the highest price paid by any member of the Star Group to purchase Shares prior to the date of the Offers and thus satisfies the minimum price requirements of the NSTA.

PURPOSE OF THE OFFERS; THE COMPULSORY ACQUISITION; PLANS FOR NCL AFTER COMPLETION OF THE OFFERS

     PURPOSE OF THE OFFERS. The purpose of the Offers is to comply with the mandatory offer requirements of the NSTA and to facilitate the acquisition by Star, through the Offeror, of all of the remaining outstanding Securities.

     Star plans to operate NCL and Orient Lines jointly with its own operations to create the "First Global Cruise Line" in the world and the equal third largest one. The combined companies would have 18 ships in operation and 5 under construction with cruise itineraries in the Americas, Europe and Asia Pacific with about 34,000 lower berths by 2004. Star will complement NCL and Orient Lines with its high standards of service onboard and the combined companies will present a product aimed primarily at the North American market but which will also have international appeal. Star believes that the combined companies will be able to provide cross marketing of an Asian/European/American product thereby strengthening the passenger base of both companies.

     THE COMPULSORY ACQUISITION. In the event that at any time after completion of the Offers the Offeror (together with Star and any other subsidiaries of Star) owns more than 90% of the Shares then outstanding, Star will have the right under Section 4-25 of the Norwegian Public Limited Company Act (1997) (the "NORWEGIAN COMPANIES ACT"), by giving notice to the remaining Securityholders, to acquire for cash the remaining Securities not already owned by it (the "COMPULSORY ACQUISITION"). Similarly, in such event, each Securityholder may require that the Offeror acquire its Securities.

     In this regard, the other members of the Star Group (who together own 29,110,200 Shares or 11.5% of the Shares outstanding) intend to transfer their Shares to Star following completion of the Offers.

     If the prerequisites for a Compulsory Acquisition are satisfied, Star intends to take the steps necessary to initiate and effect the Compulsory Acquisition as promptly as practicable after completion of the Offers. The

Compulsory Acquisition would include any and all Shares held of record or beneficially owned by U.S. Persons and all ADSs which are not purchased in the U.S. Offer and all Shares held of record or beneficially owned by non-U.S. Persons which are not purchased in the International Offer. NCL would become a wholly owned subsidiary of Star as of the time Star notifies the Securityholders that it has exercised its right to commence the Compulsory Acquisition.

     Absent an agreement between Star and each of the remaining Securityholders as to the price to be paid in the Compulsory Acquisition, Star will notify in writing the remaining Securityholders of the price at which it is willing to purchase their Securities. Star expects that the Securityholders will be offered a price equal to the Offer Price. If Star presents the offer in writing to all of the remaining Securityholders with a known address, and the offer is published in the Norwegian Public Gazette and in a newspaper generally read at NCL's place of business, Star may set a time limit for each Securityholder to contest or refuse the offer. Such time limit may not be less than two months. Securityholders who have not contested such offer before the expiration of such time limit will be deemed to have accepted such offer. If any Securityholders do not accept the offer, the price to be paid to those Securityholders in the Compulsory Acquisition will be set by a Norwegian court on the basis of the court's assessment of the fair market value of the Securities as of the date of the Compulsory Acquisition. The consideration paid by the Offeror and accepted by Securityholders pursuant to the Offers would be among the factors considered by the Norwegian court in its valuation of the Securities. However, the amount that may be payable pursuant to Norwegian law in the Compulsory Acquisition may be more or less than the Offer Price. THERE CAN BE NO ASSURANCE THAT THE PREREQUISITES FOR A COMPULSORY ACQUISITION PROCEEDING WILL BE SATISFIED OR, IF SATISFIED, THAT SECURITYHOLDERS WHO DO NOT TENDER THEIR SECURITIES IN THE OFFERS WILL BE ABLE TO OBTAIN THE OFFER PRICE WITH RESPECT TO THEIR SECURITIES THROUGH THE COMPULSORY ACQUISITION PROCEEDING.

     PLANS FOR NCL AFTER COMPLETION OF THE OFFERS. The Star Group currently holds a sufficient number of Shares to exercise a significant degree of control over NCL, including, in all likelihood as a practical matter, to elect the entire board of directors of NCL (which requires the vote of a simple majority of Shares present at a Shareholders' meeting at which a quorum is present).

     In the event that after completion of the Offers the prerequisites for a Compulsory Acquisition are not satisfied, Star intends to hold discussions with the NCL Board and management of NCL, to seek to participate in the direction and management of NCL (including by seeking representation on the NCL Board) and to otherwise exercise influence or control over NCL and its business and policies. In addition, Star may make purchases of the Shares at prices appropriate at the time of such purchases, in order to acquire a sufficient number of Shares to effect a Compulsory Acquisition. As described above, the Offeror has formally requested, in accordance with Norwegian law, that the NCL Board convene an extraordinary meeting of the Shareholders to be held following the completion of the Offers for the purpose of electing a new board of directors and such meeting will be held on February 4, 2000.

     Star further intends to seek the appointment of Mr. Colin Veitch, formerly the Senior Vice President, Marketing and Corporate Development of Princess Cruises, to serve as the President and Chief Executive Officer of NCL following the completion of the Offers and the extraordinary Shareholders' meeting. Mr. Veitch would also be appointed as a director of Star.

     Star believes generally that Star and NCL should be able to achieve certain synergies through an integration of certain of their business operations and that such integration will contribute to establishing one of the world's largest cruise line operators which is diversified and competitive and capable of offering customers a broader range of quality cruise products and services and take further and better advantage of economies of scale that exist within each independent company. Following the completion, and depending upon the results of, the Offers, Star intends to evaluate in detail the potential and means for such an integration and to discuss these matters with the current management of NCL. The ability of Star to effect any such integration plans and the timing thereof will depend on a variety of factors, including the number of Securities acquired in the Offers.

     Star does not currently anticipate making significant changes relating to the employees of NCL and expects to cause NCL to continue to be operated as an independent brand.

     Except as described in this Offer to Purchase, Star has not formulated at this time any specific plans or proposals with respect to the management or affairs of NCL or the integration of its business with that of NCL.

     Star expects that, depending on the number of Shares held by Star and the Offeror following completion of the Offers and, if the requirements for such actions are met, it will seek to cause NCL to have the ADSs delisted from the NYSE and the Shares delisted from the OSE and to have the registration of the Securities under the Exchange Act terminated. If Star initiates a Compulsory Acquisition, the ADSs will no longer be traded on the NYSE and the Shares will no longer be traded on the OSE and the registration of the Securities under the Exchange Act will be terminated. Accordingly, following the Offers there may not be, and following the Compulsory Acquisition there will not be, publicly-traded securities of NCL. See "THE U.S. OFFER--EFFECT OF THE OFFERS ON THE MARKET FOR THE SECURITIES."

CERTAIN OTHER RIGHTS OF SECURITYHOLDERS

     NO DISSENTERS' RIGHTS. Under Norwegian law, no dissenters' rights--or similar rights--are available in connection with the Offers other than the rights described above that may become available in connection with a Compulsory Acquisition.

     POSITION OF NCL REGARDING THE OFFERS. The NSTA requires that the NCL Board issue a statement concerning the Offers, including information on the views of NCL's employees and other factors of significance in assessing whether the Offers should be accepted by Securityholders. NCL is also required by the Exchange Act to file with the Commission a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement date of the Offers containing a statement of NCL's position with respect to the Offers.

     RELATED PARTY TRANSACTIONS. Under Norwegian law, shareholders are not permitted to adopt resolutions in shareholders' meetings and a company's board of directors is not permitted to take actions, the effect of which would be to give some shareholders preferential treatment over other shareholders or the company. Accordingly, under Norwegian law, transactions between a company and its affiliates must be on arm's-length terms.

POSITION OF THE OFFEROR REGARDING FAIRNESS OF THE U.S. OFFER

     Neither the Offeror nor Star nor any other member of the Star Group has undertaken any analysis, or made any determination, of the fairness, from the perspective of Securityholders, of the Offers or the Offer Price, nor are the Offeror, Star or any other member of the Star Group under any obligation to do so under applicable Norwegian law. As a matter of Norwegian law, even though the Star Group may be considered to control NCL by virtue of its combined Shareholding, the Offers cannot be challenged on the basis of the fairness of the Offer Price.

     The Star Group's acquisitions of Shares prior to the commencement of the Offers were made in arms-length transactions at prices determined by then prevailing market conditions, including the effects on the market for Shares of the Carnival Offer. In determining to acquire Shares at prevailing market prices, Star and the Star Group considered only factors relating to their strategic and financial interests and capabilities.

     The Offer Price, which is equivalent in amount to the consideration being offered in the International Offer, has been determined solely in compliance with applicable provisions of the NSTA governing the minimum price payable in mandatory offers. As described above, see--"NORWEGIAN MANDATORY OFFER REQUIREMENT" --, such price was required to be at least as high as the highest price the Star Group had paid or agreed to pay to acquire Shares during the six-month period preceding the date on which the obligation to make the Offers arose (or, if higher, the market price at that point in time). Further, although neither the Offeror nor any other member of the Star Group has any present intention to do so, if at any time during which the Offers remain open they were to pay or agree to pay a higher price for any of the Securities, under Norwegian law, the Offeror will be required to pay such higher price in the Offers. Thus, Norwegian law ensures that any Securityholder who accepts either the U.S. Offer or the International Offer will receive the highest price paid to any Securityholder in connection with the Offers.

     The Offer Price represents a premium of approximately 16.7% compared to the per Share price proposed to be paid in the Carnival Offer and a premium of approximately 40.6% compared to the closing Share price of NOK 24.90 on December 1, 1999, the last trading day prior to the public announcement of the Carnival Offer. The Offer Price also represents a premium of approximately 10.76% compared to the closing Share price of NOK 31.60 on December 16, 1999, the last trading day prior to the announcement that the Offeror had become obligated to make the Offers.

     As described above, in any Compulsory Acquisition, Securityholders will have the opportunity to receive the fair market value of their Securities as determined by a Norwegian court.

INTERESTS OF CERTAIN PERSONS IN THE U.S. OFFER

     Holders of Shares and ADSs should be aware that, notwithstanding their ownership of approximately 49.9% of the outstanding Shares, inasmuch as the Offeror and Star are seeking to acquire the entire share capital of NCL in furtherance of their own business interests, they have interests that present actual or potential conflicts with the interests of other holders of Securities.

BENEFICIAL OWNERSHIP OF SHARES

     As of the date of this Offer to Purchase, the Offeror and the other members of the Star Group beneficially owned, as defined by Rule 13d-3 of the Exchange Act, 125,904,529 Shares or approximately 49.9% of the outstanding Shares.

     Tan Sri Lim Goh Tong ("GT LIM"), Puan Sri Lim (nee Lee) Kim Hua ("KH LIM") and Dato' Lim Kok Thay ("KT LIM" and together with GT Lim and KH Lim, the "LIM FAMILY"), all of whom are Malaysian citizens, through their control of family trusts, beneficially own more than 50% of Star's outstanding ordinary shares and are ultimately in control of both Star and the Offeror. GT Lim and KH Lim are husband and wife and KT Lim is their son. Except as disclosed below, none of the Lim Family, Star, the Offeror or any other member of the Star Group, or to the best knowledge of the Lim Family, Star, the Offeror or the other members of the Star Group, any of the persons listed in Schedule 1 beneficially owns any Shares or has purchased any Shares since January 1, 1998. Between December 2 and December 16, 1999, the following members of the Star Group purchased the following number of Shares at the following average price per Share:

                                                         AVERAGE       HIGH        LOW
                                           NUMBER OF     PURCHASE    PURCHASE    PURCHASE
                                             SHARES       PRICE       PRICE       PRICE
                                           ----------    --------    --------    --------
                                                                     (IN NOK)
                                                         --------------------------------
Arrasas Limited..........................  96,794,329     33.657     35.0000     31.9740
Resorts World Limited....................  10,300,000         --     34.9213     34.9213
Genting Overseas Holding Limited.........   2,810,200         --     34.9213     34.9213
Palomino Limited.........................  16,000,000         --     34.9840     34.9840

SECURITIES AND EXCHANGE COMMISSION RELIEF

     In order to facilitate the making of the U.S. Offer, the Division of Corporation Finance of the Commission has granted certain exemptive and no-action relief with respect to certain provisions of the Exchange Act and the rules and regulations promulgated thereunder. Specifically, it has confirmed that (1) the Division of Corporation Finance will not recommend that the Commission take enforcement action if the International Offer is conducted without compliance with Section 14(d) of the Exchange Act and the rules and regulations thereunder, (2) the Offeror is granted an exemption from Rule 14d-10 under the Exchange Act to permit the U.S. Offer to be conducted at the same time as the International Offer, (3) the Division of Corporation Finance will not recommend that the Commission take enforcement action pursuant to Rule l4e-1(c) under the Exchange Act if payment of the consideration to be paid for the Securities properly tendered in the U.S. Offer is made, in accordance with Norwegian practice and applicable Norwegian law, as soon as reasonably practicable after (and in any event within 14 days of) the expiration of the U.S. Offer, and (4) the Division of Corporation Finance will not object, pursuant to Rule 14e-1(d) under the Exchange Act, if in connection with any extension of the U.S. Offer, at least five business days are required for determination of the results of the Offers, after which such results are announced, as is customary pursuant to Norwegian practice.

     The Division of Market Regulation of the Commission has also granted Star and its affiliates (including the Offeror) and financial institutions acting on their behalf certain exemptive relief from the provisions of Rule 10b-13 under the Exchange Act (the "10b-13 EXEMPTION"). The 10b-13 Exemption (1) permits Star and its affiliates (including the Offeror) and financial institutions acting on their behalf to purchase Shares pursuant to the International Offer during (but outside) the U.S. Offer and (2) permits Star and its affiliates (including the Offeror) and financial institutions acting on their behalf to purchase Shares outside of both Offers. The 10b-13 Exemption is conditioned upon, among other things: (i) no such purchases or arrangements to make such purchases being made in the United States; (ii) the offer documents pertaining to the U.S. Offer prominently disclosing the possibility of, or the intention to make, such purchases prior to and following commencement of the Offers and, if any such purchases or arrangements are made before commencement of the Offers, disclosing information regarding such purchases (including the size, price per share, and manner of such purchases); (iii) Star and its affiliates (including the Offeror) and any financial institutions acting on their behalf complying with any disclosure requirements of the NSTA and the OSE applicable to such purchases and making comparable disclosure in the United States, and, in any case, announcing by press release in the United States information regarding such purchases (including the size, price per share, and manner of such purchases) on a next day basis; (iv) Star and its affiliates (including the Offeror) and financial institutions acting on their behalf providing to the Commission, upon request, a daily schedule of all purchases of Securities, including the size, broker, time of execution and price per share and, if not executed on the OSE, the exchange, quotation system or other facility through which the purchase occurred; and (v) Star and its affiliates (including the Offeror) and financial institutions acting on their behalf complying with all provisions of Norwegian law, including the NSTA and the regulations of the OSE, applicable to such transactions and, other than as set forth in the 10b-13 Exemption, Rule 10b-13.

                                 THE U.S. OFFER

GENERAL

     The Offeror is offering to acquire all outstanding Securities on the terms and subject to the conditions set forth in this Offer to Purchase. There are two concurrent offers (with separate offer documents): the U.S. Offer and the International Offer. The U.S. Offer is being made to all beneficial owners and holders of record of ADSs and to beneficial holders and holders of record of Shares that are U.S. Persons. The International Offer is being made only to beneficial holders and holders of record of Shares who are not U.S. Persons. The International Offer is not being made directly or indirectly in, or by use of the mails of, or by any means or instrumentality (including, without limitation, the mail, facsimile transmission, telex or telephone) of interstate commerce or any facilities of a national securities exchange of, the United States. The U.S. Offer and the International Offer will commence and terminate on the same dates. The International Offer will be made on substantially the same terms and will otherwise be conducted in substantially the same manner as the U.S. Offer.

TERMS OF THE U.S. OFFER

     There are no conditions to the obligations of the Offeror to purchase and pay for Shares and ADSs validly tendered and not properly withdrawn in response to the U.S. Offer. The Offeror will accept for payment any and all Securities validly tendered in the U.S. Offer before the Expiration Time, and not theretofore properly withdrawn according to the procedures set forth under the caption "WITHDRAWAL RIGHTS."

     Subject to applicable rules and regulations of the Commission, the Offeror reserves the right (but is not obligated), at any time and from time to time,
(i) to extend the period during which the U.S. Offer is open, and thereby delay acceptance for payment of and the payment for any Securities, by giving oral or written notice of such extension to the Norway Receiving Agent and the Depositary, and by making a public announcement thereof, as described below, and
(ii) to amend the U.S. Offer in any other respect by giving oral or written notice of such amendment to the Norway Receiving Agent and the Depositary, and by making a public announcement thereof. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES OR ADSS, WHETHER OR NOT THE U.S. OFFER IS EXTENDED.

     Any extension, amendment or termination of the U.S. Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Securityholders in connection with the U.S. Offer be promptly disseminated to such Securityholders in a manner reasonably designed to inform Securityholders of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service, the OSE and the NYSE. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Subject to the rights of holders to withdraw tendered Securities before the Expiration Time, the Offeror also reserves the right to retain, until the Expiration Time, all Securities that have been tendered during the period or periods for which the U.S. Offer is extended. During any such extension, all Securities previously tendered and not withdrawn will remain subject to the same terms and conditions of the U.S. Offer, subject to the rights of a tendering holder to withdraw any tendered Securities before the Expiration Time. See-- "WITHDRAWAL RIGHTS." However, the ability of the Offeror to delay the payment for the Securities that the Offeror has accepted for payment is limited by Rule 14c-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer. The Offeror has been granted exemptive relief pursuant to the Commission Order under Rule 14e-1(c) to permit payment for the Securities in accordance with applicable Norwegian law, pursuant to which it is obligated to make payment as soon as reasonably practicable after the Expiration Time, and in any event within 14 days thereafter.

     If the Offeror materially changes the terms of the U.S. Offer or the information concerning the U.S. Offer, the Offeror will disseminate additional tender offer materials and extend the U.S. Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the U.S. Offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of Securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the Commission's view an offer should remain open for a minimum of 5 business days from the date a material change is first published, sent or given to Securityholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to Securityholders. The requirement to extend the U.S. Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Time equals or exceeds the minimum extension period that would be required because of such amendment.

     If, before the Expiration Time, the Offeror should become obligated under Norwegian law to increase the consideration being offered in the U.S. Offer, such increase in the consideration being offered will be applicable to all holders whose Securities are accepted for payment pursuant to the U.S. Offer. If at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Securities, the U.S. Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the U.S. Offer will be extended at least until the expiration of such ten business day period.

     The Verdipapirsentralen, the Norwegian Registry of Securities ("VPS"), has provided the Offeror with its account lists and security position listing and The Bank of New York, the depositary under NCL's ADR program, has been requested to provide the Offeror with a list of ADR holders and a security position listing for the purpose of disseminating the U.S. Offer to holders of Securities. This Offer to Purchase and the related materials are being mailed by the Offeror to holders of record of the Securities, and are being furnished by the Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or who are listed as participants in a clearing agency's security position listing, for transmittal to beneficial owners of Securities.

PROCEDURES FOR TENDERING SECURITIES

     VALID TENDER OF SHARES. This section should be read together with the instructions on the Acceptance Form. The provisions of this section shall be deemed to be incorporated in and form a part of the Acceptance Form. The instructions printed on the Acceptance Form shall be deemed to form part of the terms of the U.S. Offer with respect to the Shares.

     In order to avoid possible "backup withholding" of U.S. federal income tax at a rate of 31% of the gross payment received pursuant to the U.S. Offer and other related tax penalties, each holder of Shares participating in the U.S. Offer is urged to provide the Offeror with such holder's correct taxpayer identification number on Form W-9. A substitute Form W-9 has been included with the U.S. Offer materials. For more information, see "CERTAIN TAX CONSEQUENCES--CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES--INFORMATION REPORTING AND BACKUP WITHHOLDING."

     For a holder of Shares to validly tender such Shares pursuant to the U.S. Offer, an Acceptance Form, properly completed and duly executed, together with any other required documents, must be received before the Expiration Time by the Norway Receiving Agent at its address set forth on the back cover page of this Offer to Purchase.

     The Acceptance Form must be completed and signed by the Shareholder or an authorized representative of such Shareholder (and accompanied by proper evidence satisfactory to the Norway Receiving Agent of such representative's authority) and delivered to the Norway Receiving Agent by mail or hand delivery or by facsimile transmission. If the account in the VPS to which such Shares are credited has been encumbered, the person in whose favor such encumbrance has been granted must consent to the transfer of the Shares free of any encumbrances by endorsing the Acceptance Form.

     By executing and delivering the Acceptance Form, a holder of Shares authorizes the Norway Receiving Agent to transfer such Shares to a special blocked VPS account opened in the name of the accepting Shareholder, with Alfred Berg as trustee. The Offeror has the right to accept or reject tendered Shares which are not available in the tendering Sharesholder's VPS account when the Norway Receiving Agent receives the Acceptance Form.

     The Norway Receiving Agent will also be irrevocably authorized, on behalf of the trustee of such accounts, to debit the tendered Shares from the new VPS account. Accordingly, at the time of settlement VPS will, upon instruction from the Norway Receiving Agent, transfer the Shares to the Offeror and, in a continuous transaction, effect a cash settlement on behalf of the Offeror. The Offer Price is expected to be available to account holders within 7 Norway business days after the Expiration Time.

     Shareholders tendering their Shares in response to the U.S. Offer will retain their shareholder rights until settlement has taken place.

     Acceptance of the U.S. Offer pursuant to the procedures described above constitutes a binding agreement between the accepting holder of Shares and the Offeror according to the terms and conditions set forth herein and in the Acceptance Form.

     HOLDERS OF SHARES ARE ADVISED THAT THE METHOD CHOSEN TO SEND THE ACCEPTANCE FORM AND OTHER REQUIRED DOCUMENTS, AND THE PROPER COMPLETION OF AND DELIVERY OF THE ACCEPTANCE FORM AND SUCH DOCUMENTS, IS AT THE OPTION AND RISK OF EACH TENDERING HOLDER, AND THAT DELIVERY THEREOF WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE NORWAY RECEIVING AGENT. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY BEFORE THE EXPIRATION TIME.

     Notwithstanding the foregoing, the Offeror may in its discretion treat any Acceptance Form received by the Norway Receiving Agent as valid or waive any requirement of this section, but the payment of the consideration in the U.S. Offer will not be made until any irregularity has been resolved or waived and all documents have been received by the Norway Receiving Agent.

     If fewer than all of the Shares registered to a NCL shareholder's account in the VPS are to be tendered, the holder thereof should so indicate in the Acceptance Form by filling in the number of Shares to be tendered in paragraph 2 of the Acceptance Form. In such case, the Norway Receiving Agent will transfer only the number of Shares so indicated in paragraph 2 of the Acceptance Form.

     VALID TENDER OF ADSS. This section should be read together with the instructions in the Letter of Transmittal. The provisions of this section shall be deemed to be incorporated in and form a part of the Letter of Transmittal. The instructions printed on the Letter of Transmittal shall be deemed to form part of the terms of the U.S. Offer with respect to the ADSs.

     In order to avoid "backup withholding" of U.S. federal income tax at a rate of 31% and other related tax penalties, each holder of ADSs participating in the U.S. Offer is urged to provide the Offeror with such holder's correct taxpayer identification number on Form W-9, if appropriate, or to provide a certificate of such holder's non-U.S. status on a Form W-8, if appropriate. A substitute Form W-9 has been included as part of the U.S. Offer materials and a Form W-8 may be obtained from the Depositary. For more information, see "CERTAIN TAX CONSEQUENCES--CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES--INFORMATION REPORTING AND BACKUP WITHHOLDING."

     Except as set forth below, in order for ADSs to be validly tendered pursuant to the U.S. Offer, (i) the Letter of Transmittal (or a copy thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of ADSs, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase before the Expiration Time and either (A) the ADR certificates evidencing tendered ADSs must be received by the Depositary along with the Letter of Transmittal, or (B) ADSs must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation (as defined below)) must be received by the Depositary, in each case before the Expiration Time, or (ii) the tendering holder must comply with the guaranteed delivery procedures described below.

     The U.S. Offer in respect of ADSs shall be validly accepted by the tendering holder upon delivery of a Letter of Transmittal, the relevant ADR certificates evidencing ADSs (or, in the case of a book-entry transfer, an Agent's Message and Book-Entry Confirmation (each as defined below)) and other required documents to the Depositary by holders of ADSs (without any further action by the Depositary), subject to the terms and conditions herein and in the Letter of Transmittal. The acceptance of the U.S. Offer by a tendering holder of ADSs pursuant to the procedures described above, subject to the withdrawal rights described below, will be deemed to constitute a binding agreement between such tendering holder of ADSs and the Offeror upon the terms of the U.S. Offer. IF ADR CERTIFICATES EVIDENCING ADSS HAVE BEEN TENDERED BY A HOLDER OF ADSS, THEN THE SHARES REPRESENTED BY SUCH ADSS MAY NOT ALSO BE TENDERED.

     HOLDERS OF ADSS ARE ADVISED THAT THE METHOD CHOSEN TO SEND ADR CERTIFICATES, IF ANY, AND THE PROPER COMPLETION OF AND DELIVERY OF THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH THE DEPOSITORY TRUST COMPANY (THE "BOOK-ENTRY TRANSFER FACILITY"), IS AT THE OPTION AND RISK OF EACH TENDERING HOLDER, AND THAT DELIVERY THEREOF WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK ENTRY CONFIRMATION (AS DEFINED BELOW)). IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY BEFORE THE EXPIRATION TIME.

     Book-Entry Transfer. The Depositary will establish an account with respect to interests in ADSs held in book-entry form at the Book-Entry Transfer Facility for purposes of the U.S. Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer.

     Although delivery of interests in ADSs evidenced by ADRs may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of interests in ADSs, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase before the Expiration Time for ADSs evidenced by ADRs to be validly tendered, or the guaranteed delivery procedures described below must be complied with.

     The term "AGENT'S MESSAGE" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, and forming a part of the Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     The term "BOOK-ENTRY CONFIRMATION" means the confirmation of a book-entry transfer of ADSs into the Depositary's account at the Book-Entry Transfer Facility,

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY ACCORDING TO THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion

Program, or the Stock Exchanges Medallion Program (each of the foregoing being referred to as an "ELIGIBLE INSTITUTION") unless the ADSs tendered thereby are tendered: (i) by a registered holder of ADSs who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If an ADR certificate is registered in the name of a person other than the signer of the Letter of Transmittal, then the ADR certificate must be endorsed or accompanied by appropriate stock powers, signed exactly as the name(s) of the registered holder(s) appear on the ADR certificate, with the signature(s) on such ADR certificate or stock powers guaranteed by an Eligible Institution. Evidence of the payment of any applicable stock transfer tax must also be presented. See Instructions 1, 5 and 6 of the Letter of Transmittal.

     If the ADRs are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a copy thereof) must accompany each such delivery.

     Guaranteed Delivery Procedures. If a holder of ADSs desires to tender ADSs pursuant to the U.S. Offer and such holder's ADRs are not immediately available, or such holder cannot deliver the ADRs and all other required documents to the Depositary or complete the procedures for book-entry transfer before the Expiration Time, as the case may be, such ADSs may nevertheless be tendered if all of the following conditions are satisfied:

          (1) the tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith or, in the case of a book-entry transfer, a message transmitted through the Book-Entry Transfer Facility pursuant to which the participant agrees to be bound by the Notice of Guaranteed Delivery, is received by the Depositary as provided below before the Expiration Time; and

          (3) the ADRs representing all tendered ADSs, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, Book-Entry Confirmation and an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within 3 NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A "NYSE trading day" means any day on which the New York Stock Exchange is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will in all cases be made only after receipt by the Depositary within the permitted period of time of ADRs evidencing such ADSs, or of Book-Entry Confirmation, and a properly completed and duly executed Letter of Transmittal (or copy thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal.

     The guaranteed delivery procedures will not be available to holders tendering Shares.

     Partial Tenders. If fewer than all the ADSs evidenced by any ADRs delivered to the Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of ADSs that are to be tendered in the box entitled "Number of ADSs Tendered." In such case, a new ADR for the remainder of the ADSs represented by the surrendered ADR will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the Expiration Time.

     Appointment as Proxy and Attorney. By tendering ADSs, a holder irrevocably appoints the Offeror and each of its directors, secretaries and officers from time to time jointly, and each of them severally, as such holder's true and lawful agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to receive all benefits and otherwise exercise all rights of beneficial ownership of the ADSs tendered by such holder and accepted for payment by the Offeror and with respect to any and all other securities issued or issuable in respect of such ADSs on or after the date of this Offer to Purchase. All such appointments will be considered coupled with an interest in the tendered ADSs. Any such appointment will be effective when, and only to the extent that, the Offeror accepts for payment ADSs tendered by such holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to the ADSs will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such holder (and, if given, will not be deemed effective). The designees of the Offeror will thereby be empowered to exercise all voting and other rights with respect to such ADSs (and any such other securities or rights issued or issuable in respect of such securities) in respect of any annual, special or adjourned meeting of otherwise, as they in their sole discretion deem proper. The Offeror reserves the right to require that, in order for ADSs to be deemed validly tendered, immediately upon the Offeror's acceptance for payment of such ADSs, the Offeror must be able to exercise full voting, consent and other rights with respect to such ADSs (and any such other securities or rights issued or issuable in respect of such securities) including voting at any meeting of Securityholders.

     As set forth in "WITHDRAWAL RIGHTS," the U.S. Offer will not be deemed to be validly accepted in respect of any Securities which have been validly withdrawn, and accordingly, the foregoing proxy and power of attorney will cease to be effective in respect of any ADSs that are validly withdrawn. If such Securities are subsequently re-tendered, the appointment of proxies and attorneys-in-fact with respect to those ADSs and the effectiveness of the appointment as described above will apply.

     DETERMINATION OF VALIDITY OF THE TENDER OF SECURITIES. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Securities pursuant to any of the procedures described above will be determined by the Offeror in its sole discretion and in accordance with Norwegian law.

     The Offeror reserves the absolute right to reject any and all tenders of Securities determined by it not to be properly tendered. The Offeror reserves the right to reject any and all tenders of any Securities if their acceptance may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the right to waive any defects, irregularities or conditions in any tender of Securities by any particular holder of Securities whether or not similar defects or irregularities are waived in respect of other holders of Securities. If any tendered ADSs are not purchased because of an invalid tender, the ADR certificates evidencing such ADSs and other documents relating to such ADSs, if any, will be returned, without expense to, but at the risk of, the tendering Securityholder (or, in the case of ADSs delivered by book-entry transfer, by transfer of such ADSs to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable. Any tendered Shares not purchased because of an invalid tender will similarly be returned by transfer of such Shares to the holder's VPS account.

     Any dispute regarding the interpretation of the terms and conditions of the U.S. Offer, including the Acceptance Form, the Letter of Transmittal and the respective instructions thereto, will be determined in accordance with Norwegian law. Neither the Offeror, the Depositary, the Norway Receiving Agent, nor any other person shall be under any duty to give or incur any liability for failure to give any notification of defects or irregularities. Tenders of Securities will not be deemed to have been made until all such defects or irregularities have been cured or waived or satisfied before the Expiration Time.

WITHDRAWAL RIGHTS

     Except as otherwise provided in this section, tenders of Securities are irrevocable. Tenders of Securities pursuant to the U.S. Offer may be withdrawn in accordance with the procedures set forth below at any time before the Expiration Time and, unless previously accepted for payment and paid for by the Offeror pursuant to the U.S. Offer, may also be withdrawn at any time after March 12, 2000.

     Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, the U.S. Offer may be accepted again in respect of the withdrawn Securities by the holder re-tendering those Securities by following one of the procedures described in "PROCEDURES FOR TENDERING SECURITIES" at any time before the Expiration Time.

     For purposes of the U.S. Offer, a withdrawal of ADSs is considered to be a withdrawal of the underlying Shares. Withdrawals may be made in whole or in part.

     WITHDRAWAL OF SHARES. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal of such Shares must be received by the Norway Receiving Agent before the Expiration Time at its address set forth on the back cover page of this Offer to Purchase. Any such notice must specify the name of the Shareholder whose Shares are to be withdrawn, the number of Shares to be withdrawn and the VPS account to which the withdrawn Shares are to be transferred. With respect to withdrawn Shares, the Norway Receiving Agent will credit the withdrawing holder's account in the VPS with such withdrawn Shares.

     WITHDRAWAL OF ADSS. For a withdrawal of ADSs to be effective, a written or facsimile transmission notice of withdrawal of such ADSs must be received by the Depositary before the Expiration Time at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice must specify the name of the person who tendered the ADSs to be withdrawn and (if ADRs have been tendered) the name of the registered holder, if different from that of the person who tendered the ADSs evidenced by such ADRs. If ADRs evidencing ADSs to be withdrawn have been delivered or otherwise identified to the Depositary, then before the physical release of such ADRs, the certificate numbers shown on the particular ADRs evidencing the ADSs to be withdrawn must be submitted to the Depositary, and the signature(s) on the form of withdrawal must be guaranteed by an Eligible Institution, unless interests in ADSs evidenced by ADRs have been tendered for the account of an Eligible Institution. If ADSs evidenced by ADRs to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as set forth in "PROCEDURES FOR TENDERING SECURITIES," any such notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs, in which case a notice of withdrawal will be effective if delivered to the Depositary as provided herein prior to the Expiration Time.

     DETERMINATION OF VALIDITY OF WITHDRAWAL OF SECURITIES. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding. No withdrawal of Securities shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Offeror, Star, the Depositary, the Norway Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SECURITIES

     PAYMENT. Upon the terms and subject to the conditions of the U.S. Offer, the Offeror will accept for payment and will pay for all Shares and ADSs validly tendered prior to the Expiration Time and not properly withdrawn in accordance with "WITHDRAWAL RIGHTS" as soon as reasonably practicable and in any event within 14 days after the Expiration Time, as required by Norwegian law.

     CURRENCY OF PAYMENT. Holders of Shares purchased in the U.S. Offer will receive the Share Offer Price paid in NOK unless such holder elects to receive U.S. Dollars in the Acceptance Form, in which event the Share Offer Price for such Shares will be converted into U.S. Dollars on the spot market by the Norway Receiving Agent at the spot rate as soon as practicable after receipt of payment by the Norway Receiving Agent from the Offeror. Holders of ADSs purchased in the U.S. Offer will receive the ADS Offer Price paid in U.S. Dollars. The purchase price for the ADSs will be converted into U.S. Dollars on the spot market by the Depositary as soon as practicable after receipt of payment by the Depositary from the Offeror.

     The actual amount of U.S. Dollars received by a tendering holder of Securities following acceptance of tendered Securities by the Offeror will depend upon the spot rate prevailing at the time the currency exchange is made by the Norway Receiving Agent or the Depositary, as the case may be. Holders of Securities should be aware that the U.S. Dollar/NOK exchange rate that is prevailing on the date of payment may be different from that on the business day on which funds are made available to the Norway Receiving Agent or the Depositary, as the case may be, by the Offeror. In all cases, fluctuations in the U.S. Dollar/NOK exchange rate are at the risk of tendering holders of Securities. The Offeror shall have no responsibility with respect to the cash consideration payable other than to make payment in accordance with the foregoing.

     ACCEPTANCE FOR PAYMENT OF SHARES. In all cases, payment for Shares tendered and accepted for payment pursuant to the U.S. Offer will be made only after receipt before the Expiration Time by the Norway Receiving Agent of a properly completed and duly executed Acceptance Form and any other required documents.

     For purposes of the U.S. Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Offeror and not properly withdrawn if and when the Offeror gives oral or written notice to the Norway Receiving Agent of the Offeror's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the U.S. Offer will be made by deposit of the aggregate purchase price therefor with the Norway Receiving Agent, which pursuant to the Acceptance Form will be appointed and will act as agent for tendering holders for the purpose of receiving payment from the Offeror and transmitting payment to such tendering holders. The Offeror's acceptance for payment of Shares tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering holder and the Offeror upon the terms and subject to the conditions of the U.S. Offer.

     Upon the deposit of funds with the Norway Receiving Agent for the purpose of making payments to tendering holders of Shares, the Offeror's obligation to make such payments shall be satisfied and tendering holders must thereafter look solely to the Norway Receiving Agent for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the U.S. Offer.

     ACCEPTANCE FOR PAYMENT OF ADSS. In all cases, payment for ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made only after receipt by the Depositary within the permitted period of time of (i) (A) the ADR certificates which evidence such ADSs, or (B) Book-Entry Confirmation of transfer of such ADSs into the Book-Entry Transfer Facility pursuant to the procedure set forth in "PROCEDURES FOR TENDERING SECURITIES," (ii) (A) the Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or (B) an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the U.S. Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, ADSs properly tendered to the Offeror and not withdrawn if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such ADSs for payment. Payment for ADSs accepted pursuant to the U.S. Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which pursuant to the Letter of Transmittal will be appointed and will act as agent for tendering holders for the purpose of receiving payment from the Offeror and transmitting payment in accordance with such tendering holder's instructions in the Letter of Transmittal. The Offeror's acceptance for payment of ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering holder and the Offeror upon the terms and subject to the conditions of the U.S. Offer.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering holders of ADSs, the Offeror's obligation to make such payment shall be satisfied and tendering holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of ADSs pursuant to the U.S. Offer.

     GENERAL. The Offeror will pay any stock transfer taxes (including stamp duty) incident to the transfer to it of validly tendered Securities, except as otherwise provided in the Acceptance Form and in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Norway Receiving Agent and the Depositary.

     If any tendered Shares are not purchased pursuant to the U.S. Offer for any reason, those tendered Shares will be credited to the holder's account maintained with the VPS as promptly as practicable following the expiration of the U.S. Offer. If any tendered ADSs are not purchased pursuant to the U.S. Offer for any reason or if ADRs are submitted evidencing more ADSs than are tendered, then ADRs evidencing unpurchased or untendered ADSs will be returned, without expense to the tendering holder (or, in the case of ADSs tendered by book-entry transfer, into the Depositary's account at the Book-Entry Transfer Facility), as promptly as practicable following the expiration of the U.S. Offer.

CERTAIN TAX CONSEQUENCES

     CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a discussion of certain U.S. federal income tax consequences of the U.S. Offer to holders of Securities without regard to the particular facts and circumstances of each holder. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, (the "CODE"), Treasury Department Regulations issued pursuant to the Code and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not discuss all aspects of U.S. federal income taxation which may be important to particular holders in light of their individual investment circumstances, such as holders who acquired their Securities through the exercise of options or otherwise as compensation, or to holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, and tax-exempt organizations). In addition, this discussion does not address state, local or foreign tax consequences. Holders of Securities are urged to consult their tax advisors regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the U.S. Offer.

     For purposes of this discussion, a beneficial holder of Securities is a "UNITED STATES PERSON," for U.S. federal income tax purposes, if the holder is
(i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. A beneficial holder of Securities that is a United States person is a "U.S. HOLDER" and a beneficial holder of Securities that is not a U.S. Holder is a "NON-U.S. HOLDER."

     U.S. HOLDERS. A U.S. Holder will recognize gain or loss upon the receipt of payment in exchange for Securities pursuant to the U.S. Offer in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the Securities tendered. For these purposes, the "amount realized" will be the U.S. Dollar value of the payment received for the Securities on the date such payment is received, whether or not such payment is actually converted into U.S. Dollars. Such gain or loss generally will be capital gain or loss if the Securities disposed of are held as capital assets. Capital gains recognized by an individual U.S. Holder generally are subject to tax at a maximum rate of 20% in respect of property held for more than one year.

     If a U.S. Holder receives an NOK payment and does not convert such payment into U.S. Dollars immediately, gain or loss resulting from currency fluctuations will generally be treated as ordinary gain or loss, and such gain or loss will generally be U.S. source for foreign tax credit limitation purposes.

     NON-U.S. HOLDERS. A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized upon the exchange of Securities for cash pursuant to the U.S. Offer unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder or (ii) in the case of a non-U.S. Holder who is a non-resident alien individual, such holder is present in the United States for 183 days or more and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States. Non-U.S. Holders should also consult applicable treaties, if any, which may exempt them from U.S. taxation on any such gain.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments made to holders of Securities pursuant to the U.S. Offer may be subject to information reporting to the U.S. Internal Revenue Service and to U.S. backup withholding at the rate of 31% on the gross amount of such payments. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or a certificate of foreign status and makes certain other required certifications, or who is otherwise exempt from backup withholding (e.g., a

U.S. corporation). To avoid information reporting and backup withholding, holders of the Securities may provide the Norway Receiving Agent or the Depositary, as the case may be, with a properly executed substitute Form W-9 ("Request for Taxpayer Identification Number and Certification"), in the case of a U.S. Holder, or a properly executed Form W-8 ("Certificate of Foreign Status"), in the case of a non-U.S. Holder. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a holder's U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service. A substitute Form W-9 is included with the U.S. Offer materials for your convenience. A Form W-8 may be obtained upon request from the Depositary.

     CERTAIN NORWEGIAN TAX CONSEQUENCES. This summary is based on Norwegian law and practice as applied and interpreted as of the date of this Offer to Purchase and gives an overview of the material Norwegian tax consequences for those of Securityholders that accept the U.S. Offer. Securityholders should, nevertheless, consult their own advisors concerning the consequences, in their particular circumstances, under the laws and regulations of any relevant taxing jurisdiction.

     TAX CONSEQUENCES FOR NORWEGIAN SECURITYHOLDERS. Securityholders resident in Norway for tax purposes will be taxed on any capital gains arising upon the disposal of Securities. Any losses upon disposal of the Securities will be deductible from ordinary income. The capital gain or loss is equal to the difference between the consideration received and the adjusted base cost of the Securities. The adjusted base cost is the Securityholder's base cost, adjusted up or down in accordance with changes in the retained taxed capital of NCL during the period the Securityholder has been the owner of the Securities. This is referred to as the RISK-adjustment, whereby the base cost of the Securities is adjusted in proportion to NCL's after-tax retained earnings. Ordinary income is taxed at a rate of 28%.

     If the holder disposes of only some of the Securities, the first-in first-out principle applies when calculating capital gain or loss.

     The Securities may be held as AMS-shares, thereby giving the Securityholder a right to obtain a tax deduction. If such Securities are voluntarily disposed of within a period of four years from the date of their acquisition, the tax benefit will be recaptured and taxed correspondingly, but the tax benefit may be preserved by holding the Securities until any compulsory acquisition occurs.

     TAX CONSEQUENCES FOR NON-NORWEGIAN SECURITYHOLDERS. Non-Norwegian securityholders are normally not subject to capital gains tax in Norway on the sale of securities. A tax liability may, however, arise in two different circumstances. The first is if the Securities are connected to a business carried out in Norway by the securityholder. The second is if the securityholder has previously been a resident in Norway for tax purposes and the Securities are disposed of within five years of the expiration of the calendar year in which Norwegian tax residence ceased.

PRICE RANGE OF SECURITIES; DIVIDENDS; EXCHANGE RATE

     The ADSs trade on the NYSE under the symbol NRW and the Shares trade on the OSE under the symbol NCL. The following table sets forth, for the quarter indicated, the actual high and low sales prices per ADS (each representing four Shares) on the NYSE and per Share on the OSE.

                                                             NYSE                   OSE
                                                        PRICE OF ADSS*        PRICE OF SHARES
                                                     ---------------------    ----------------
                                                        HIGH         LOW       HIGH      LOW
                                                     ----------    -------    ------    ------
                                                      (U.S.$)      (U.S.$)    (NOK)     (NOK)
Fiscal Year Ended December 31, 1998
First Quarter......................................      --          --       35.10     23.30
  Second Quarter...................................      --          --       39.10     32.10
  Third Quarter....................................      --          --       46.00     16.50
  Fourth Quarter...................................      --          --       20.30     11.50

                                                             NYSE                   OSE
                                                        PRICE OF ADSS*        PRICE OF SHARES
                                                     ---------------------    ----------------
                                                        HIGH         LOW       HIGH      LOW
                                                     ----------    -------    ------    ------
                                                      (U.S.$)      (U.S.$)    (NOK)     (NOK)
Fiscal Year Ended December 31, 1999
  First Quarter....................................      --          --       24.60     16.50
  Second Quarter...................................      --          --       26.90     16.70
  Third Quarter....................................      14 15/16    11 1/2   22.50     28.50
  Fourth Quarter...................................      17 3/4       9 5/8   18.20     35.40
Fiscal Year Ended December 31, 2000
  First Quarter (through January 12, 2000).........      18 3/4      16 5/8   37.00     34.00

* The ADSs were first traded on the NYSE in July, 1999.

     On November 30, 1999, the last full trading day before the public announcement of the Carnival Offer, the last reported sales price of the ADSs on the NYSE was U.S.$11.19 per ADS and the last reported sales price of the Shares on the OSE was NOK 22.70 per Share.

     On December 14, 1999, the last full trading day before the public announcement by Star and the OSE that Star acquired more than 20% of the Shares, the last reported sales price of the ADSs on the NYSE was U.S.$17.63 per ADS and the last reported sales price of the Shares on the OSE was NOK 35.40 per Share.

     On December 16, 1999, the last full trading day before the public announcement by Star and the OSE that Star acquired more than 50% of the Shares, the last reported sales price of the ADSs on the NYSE was U.S.$17.00 per ADS and the last reported sales price of the Shares on the OSE was NOK 31.60 per Share.

     NCL has not paid any dividends since December 31, 1996.

     Fluctuations in the exchange rate between NOK and the U.S. Dollar will affect the U.S. Dollar equivalent of the price of the Shares on the OSE and as a result are likely to affect the market price of the ADSs on the NYSE.

     The noon buying rate on January 10, 2000 for cable transfers in NOK as certified for customs purposes by the Federal Reserve Bank of New York was NOK
8.0240 per U.S. Dollar.

EFFECT OF THE OFFERS ON THE MARKET FOR THE SECURITIES

     MARKET FOR THE SECURITIES. The purchase of Securities by the Offeror pursuant to the Offers will reduce the number of holders of Securities and the number of Securities that might otherwise trade publicly and, depending upon the number of Securities so purchased, could adversely affect the liquidity and market value of the remaining Securities held by the public.

     STOCK PRICE QUOTATION. The NYSE may consider delisting the ADSs if, among other things, the number of publicly held ADSs falls below 600,000 or the aggregate number of holders of record of ADSs and the number of beneficial holders of ADSs held in the name of NYSE members is less than 400 (or the number of such holders of ADS is less than 1,200 and the average monthly trading volume during the prior twelve months is less than 100,000 ADSs).

     Depending on the number of Securities purchased in the Offers and assuming the prerequisites for such actions are satisfied, it is the Offeror's intention to call a general meeting of shareholders of NCL to obtain shareholder approval for the application to the OSE to delist the Shares from the OSE. Such proposal would require the approval of a two-thirds majority of the votes cast. The OSE would consider and decide on such application pursuant to OSE Regulation 25-2,
Section 2. The OSE has in the past routinely approved a delisting application following a Compulsory Acquisition. If the prerequisites for a Compulsory Acquisition had not been met, the OSE would in making its decision consider factors including: the percentage of the minority shares outstanding, the trading volume of the Shares and the options available to minority shareholders to sell their shares.

     DEPENDING ON THE NUMBER OF SECURITIES PURCHASED IN THE OFFERS AND ASSUMING THE PREREQUISITES FOR SUCH ACTIONS ARE SATISFIED, IT IS THE OFFEROR'S INTENTION TO SEEK TO CAUSE NCL TO DELIST THE SHARES AND ADSS FROM THE OSE AND THE NYSE, RESPECTIVELY, FOLLOWING CONSUMMATION OF THE OFFERS.

     In the event that the ADSs were no longer listed on the NYSE or the Shares were no longer listed on the OSE, quotations might still be available from other sources. The extent of the public market for the Shares or ADSs and the availability of such quotations would, however, depend upon the number of holders of such Shares or ADSs remaining at such time, the interest in maintaining a market in such Securities on the part of securities firms, and other factors, including the possible termination of registration under the Exchange Act as described below.

     EXCHANGE ACT REGISTRATION. The Shares and the ADSs and Shares underlying the ADSs are currently registered under the Exchange Act. Such registration may be terminated upon application by NCL to the Commission if the ADSs are not listed on a national securities exchange and there are fewer than 300 record holders of Shares and ADSs in the United States. The termination of the registration of the ADSs under the Exchange Act would substantially reduce the information required to be furnished by NCL to holders of ADSs and to the Commission and would make certain provisions of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions no longer applicable to the Securities. In addition, "affiliates" of NCL and persons holding "restricted securities" of NCL may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the ADSs under the Exchange Act were terminated, the ADSs would no longer be "margin securities" or be eligible for NYSE reporting. THE OFFEROR CURRENTLY INTENDS TO SEEK TO CAUSE NCL TO TERMINATE THE REGISTRATION OF THE ADSS AND THE SHARES UNDER THE EXCHANGE ACT AS SOON AS PRACTICABLE AFTER CONSUMMATION OF THE OFFERS IF THE REQUIREMENTS FOR TERMINATION OF REGISTRATION ARE MET.

     MARGIN REGULATIONS. The ADSs are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs. Depending upon factors similar to those described above regarding listing and market quotation, following the Offers, it is possible that the ADSs might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board in which event the ADSs would be ineligible as collateral for margin loans made by brokers.

CERTAIN INFORMATION CONCERNING NCL

     The information concerning NCL contained herein has been taken from or is based upon reports and other documents on file with the OSE or the Commission or otherwise publicly available. Although neither the Offeror nor Star nor any other member of the Star Group has any knowledge that any statements contained herein based upon such reports and documents are untrue, neither the Offeror nor Star nor any member of the Star Group takes responsibility for the accuracy and completeness of the information contained in such reports and documents or for any failure by NCL to disclose events that may have occurred and may affect the completeness or accuracy of the information contained in any such reports and documents, but which are unknown to the Offeror, Star or any other member of the Star Group. Accordingly, the information regarding NCL is qualified in its entirety by the information contained in NCL's reports and other documents on file with the OSE or the Commission or otherwise publicly available.

     GENERAL. NCL was one of the first modern cruise line operators in North America, beginning cruise services in 1966, and has since established what it considers to be one of the most recognized brands within the cruise industry based on offering modern ships, distinctive itineraries and a high level of customer service. NCL is considered to be the fourth largest cruise operator in the world with its current fleet of ships with a total of 12,334 lower passenger berths (not including the contracted Sky II that is expected to be delivered in the summer of 2001). In addition, NCL has a 50% interest in Norwegian Capricorn Lines which is a joint venture formed together with Australian partners in March 1998. This joint venture charters the ship M/S Norwegian Star from NCL and markets cruises primarily in Australia. The address and telephone number of NCL's principal executive office are: NCL Holding ASA Haakon VII's gate 1, P.O. Box 1861 Vika, N-1024 Oslo, Norway, telephone: 011 47 23 11 89 50.

  SELECTED HISTORICAL FINANCIAL DATA OF NCL. Set forth below is certain summary consolidated financial information for NCL for the fiscal years ended December 31, 1997 and December 31, 1998 as contained in the NCL Form 20-F. More comprehensive financial information is included in the NCL Form 20-F which has been filed as an exhibit to the Schedule 14D-1 and in the other reports and documents filed by NCL with the Commission. The following summary information is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission in the manner set forth above under "AVAILABLE INFORMATION." Also set forth below is certain summary consolidated unaudited interim financial information for NCL for the nine months ended September 30, 1998 and 1999, as published by NCL in a press release dated October 20, 1999.

STATEMENTS OF OPERATIONS

                                              YEAR            YEAR         NINE MONTHS      NINE MONTHS
                                             ENDED           ENDED            ENDED            ENDED
                                          DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                              1997            1998            1998             1999
                                          ------------    ------------    -------------    -------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................................     651,874         767,600         575,368          651,843
                                           ---------       ---------        --------         --------
Operating expenses......................    (451,385)       (500,664)       (366,022)        (409,305)
Selling, general and administrative
  expenses..............................     (94,785)       (121,582)        (86,494)        (110,856)

Ship charter costs......................     (21,355)        (20,559)        (15,248)         (15,712)
Depreciation and amortization...........     (46,074)        (58,427)        (41,897)         (51,686)
                                           ---------       ---------        --------         --------
Operating income........................      38,275          66,368          65,707           64,284
                                           ---------       ---------        --------         --------
Other income (expenses)
  Interest expense......................     (50,016)        (55,252)        (40,433)         (43,383)
  Interest income.......................       5,488           3,442           2,777            1,431
  Gain (loss) on sale of fixed assets...         112              --              --           10,705
  Gain (loss) on translation of debt....      11,613          (7,351)         (6,587)           9,715
  Other income (loss)...................         153          (3,151)         (2,877)          (6,574)
                                           ---------       ---------        --------         --------
Income (loss) before income taxes,
minority interest and extraordinary
items...................................       5,401           4,056          18,587           36,178
                                           ---------       ---------        --------         --------
Income tax provision....................      (4,583)         (2,812)         (5,427)         (10,994)

Minority interest in net income/loss....       1,893          (3,168)         (3,168)              --
                                           ---------       ---------        --------         --------
Income (loss) before extraordinary
  items.................................       2,711          (1,924)          9,992           25,184
                                           ---------       ---------        --------         --------

Extraordinary items (net of tax)........      (1,665)           (649)           (533)              --
                                           ---------       ---------        --------         --------
Net income (loss).......................       1,046          (2,573)          9,459           25,184
                                           =========       =========        ========         ========
Basic and diluted (loss) earnings per
  share.................................                                           *                *
(Loss) income before extraordinary
  items.................................   $    0.01       $   (0.02)
Extraordinary items.....................       (0.01)          (0.00)
                                           ---------       ---------
Net (loss) income.......................   $    0.00       $   (0.02)
                                           =========       =========

---------------
* Basic and diluted (loss) earnings per share information for the nine months ended September 30, 1998 and 1999 is not publicly available.

BALANCE SHEET

                                              YEAR            YEAR         NINE MONTHS      NINE MONTHS
                                             ENDED           ENDED            ENDED            ENDED
                                          DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                              1997            1998            1998             1999
                                          ------------    ------------    -------------    -------------
                                                        (IN THOUSANDS, EXCEPT STOCK DATA)
Current assets
Cash and cash equivalents...............      56,243          49,793          130,420          118,731
  Restricted cash.......................      25,650           4,304           12,584           11,060
  Accounts receivable...................       5,825          11,642           11,840           23,824
  Inventories...........................       4,946           6,334            6,838            7,984
  Prepaid expenses, deposits and other
  current assets........................      12,156          20,676           25,815           19,129
  Deferred dry-docking costs............       5,718           5,930            5,644            8,198
                                           ---------       ---------        ---------        ---------
Total current assets....................     110,538          98,679          193,141          188,926
                                           ---------       ---------        ---------        ---------
Ships, property and equipment...........   1,249,592       1,558,979        1,511,474        1,527,351
Restricted cash.........................      16,273           3,176           16,273            3,176
Deferred dry-docking costs..............       2,690           4,406            1,716            5,548
Goodwill................................          --          22,864           24,245           22,430
Other assets............................      18,639          23,125           24,086           24,362
                                           ---------       ---------        ---------        ---------
Total assets............................   1,397,732       1,711,229        1,770,935        1,771,793
                                           =========       =========        =========        =========
Current liabilities
  Current maturities of long-term
     debt...............................     116,357          91,825          202,561          112,167
  Note payable due to seller............          --          11,637               --               --
  Accounts payable......................      36,489          51,590           40,570           39,710
  Accrued expenses......................      40,085          47,674           56,313           74,764
  Advance ticket sales..................      81,334         116,111          117,093          170,982
  Deferred charter revenue..............      21,272           2,808            1,679               --
  Deferred taxes........................       2,406           2,884            5,891           13,871
                                           ---------       ---------        ---------        ---------
Total current liabilities...............     297,943         324,529          424,107          411,494
                                           ---------       ---------        ---------        ---------
Long-term debt..........................     660,824         852,210          727,992          734,637
Convertible debt........................          --              --               --           62,000
Other long-term debt....................       7,307           6,760            6,882            9,633
                                           ---------       ---------        ---------        ---------
Total liabilities.......................     966,074       1,183,499        1,158,981        1,217,764
                                           ---------       ---------        ---------        ---------
Commitments and contingencies...........          --              --               --               --
Minority interest.......................      67,393              --           73,285               --

Shareholders' equity
  Common shares.........................      63,902          79,491           79,491           79,524
  Additional paid-in capital............     302,495         455,668          454,270          456,952
  Retained earnings.....................       3,125          (2,172)           9,860           22,810
  Accumulated other comprehensive
     loss...............................      (5,257)         (5,257)          (4,952)          (5,257)
                                           ---------       ---------        ---------        ---------
Total shareholders' equity..............     364,265         527,730          538,669          554,029
                                           =========       =========        =========        =========
Total liabilities and shareholders'
  equity................................   1,397,732       1,711,229        1,770,935        1,771,793
                                           =========       =========        =========        =========

CERTAIN INFORMATION CONCERNING THE OFFEROR AND STAR

     The information concerning the Offeror and Star has been provided by the Offeror and Star, respectively.

     THE OFFEROR

     The Offeror is an investment holding company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of Star. Since its formation, the Offeror has not engaged in any business other than in connection with the acquisition of Shares and the Offers.

     The address of the Offeror's principal executive offices is: International House, Castle Hill, Victoria Road, Douglas, Isle of Man, British Isles IM2 4RB and its telephone number is: 011 603 309 2612.

     STAR

     Star is a company incorporated under the laws of the Isle of Man. The Lim Family beneficially owns more than 50% of Star's outstanding ordinary shares and are, therefore, ultimately in control of both Star and the Offeror. Star's ordinary shares are listed on the Luxembourg Stock Exchange with the Bloomberg ticker symbol "STAR LX" and traded on the Centralized Limit Order Book, an over-the-counter trading system of the Singapore Stock Exchange, with the Bloomberg ticker symbol "STRC SP."

     The address of Star's principal executive office is: Suite 1503, Ocean Centre, 5 Canton Road, Tsimshatsui, Kowloon, Hong Kong SAR and its telephone number is: 011 603 309 2612.

     Star is the largest and leading cruise line in the Asia-Pacific region and one of the five largest cruise lines in the world, owning a fleet of 9 ships with an additional 4 ships on order and a high-speed passenger car ferry. Star has one ship chartered to Hyundai Merchant Marine and a high speed catamaran chartered to P&O ferries. Star pioneered the concept of cruising in Asia and the "Star Cruises" brand name has become one of the most recognized in the Asia-Pacific region. Star has one of the youngest and most modern cruise fleets in the world with the highest safety standard.

     Star focuses on the contemporary market and offers cruise itineraries departing from its hub ports in Malaysia, Singapore, Thailand, Hong Kong, Taiwan and Korea/Japan (in March, 2000) and offers a variety of cruise itineraries which include visits to various ports of call.

     Star has offices in Asia, Australia, Europe and the U.S.

SOURCE AND AMOUNT OF FUNDS

     The Offeror estimates that the total amount of funds required to purchase all outstanding Securities which are the subject of the Offers and to pay the fees and expenses related to the Offers will be approximately U.S.$600 million. The Offeror intends to obtain such funds from Star's cash on hand and borrowings under the ABN Loan Agreement described below.

     THE ABN LOAN AGREEMENT. Pursuant to a term loan facility agreement, dated December 19, 1999 (the "ABN LOAN AGREEMENT"), among: ABN-AMRO Bank N.V. ("ABN") as arranger and agent, the lenders specified in Schedule 1 of the ABN Loan Agreement (the "LENDERS"), the Offeror as borrower, Star and its subsidiaries as guarantors, the Lenders have agreed to lend the Offeror (the "ABN LOAN") up to U.S.$600 million. As at the date of this Offer to Purchase, approximately U.S.$123.5 million had been advanced and used to fund the Offeror's acquisition of Shares prior to the Offers. Interest on the ABN Loan is in the ordinary course payable at the rate equal to the aggregate of the London Interbank Offered Rate for 1, 2, 3 and 6 month deposits in U.S. Dollars and a sliding margin ranging from 1% per annum (in the period from the date of signing of the ABN Loan Agreement until three months later) up to 1.3% per annum (in the period commencing nine months after the date of signing of the ABN Loan Agreement until three months later). The ABN Loan is secured by guarantees from Star and its subsidiaries and a pledge of the Shares owned by the Offeror. In addition, Star and its subsidiaries have agreed to procure that, subject to various consents being obtained, they will grant security interests to secure the ABN Loan over all of those of their assets which were not encumbered when the ABN Loan Agreement was entered into. The ABN Loan Agreement also contains covenants, representations, warranties, and other terms and conditions (including termination events) customary in term loan facility agreements. Interest on the ABN Loan is payable at the end of each interest period. The principal amount of the ABN Loan is repayable 360 days from the date of signing of the ABN Loan Agreement. The ABN Loan Agreement is governed by English law. The foregoing is a summary of certain provisions of the ABN Loan Agreement and is qualified by reference to the full text of such agreement which has been filed as an exhibit to the Schedule 14D-1.

     THE JOONDALUP LOAN AGREEMENT. Pursuant to a loan facility agreement, dated December 20, 1999 (the "JL AGREEMENT"), between Joondalup Limited ("JL"), a company affiliated with the Lim Family and Star, JL lent Star (the "JL LOAN") U.S.$260 million and the proceeds of the JL Loan have been used to fund the Offeror's acquisition of Shares prior to the Offers. Interest on the JL Loan is payable at the rate equal to the aggregate of the cost of funds incurred by JL and 4% per annum. The length of each interest period will be 1, 3 or 6 months as selected by JL. Interest on the JL Loan is payable at the end of each interest period and the principal amount of the JL Loan is repayable on demand by JL. The JL Loan is subordinated to the ABN Loan. The JL Agreement is governed by the laws of the Isle of Man. The foregoing is a summary of certain provisions of the JL Agreement and is qualified by reference to the full text of such agreement which has been filed as an exhibit to the Schedule 14D-1.

     BANK GUARANTEE. In accordance with the NSTA, the Offeror has arranged for a guarantee by ABN of its payment obligations with respect to Securities properly tendered in the Offers (including by U.S. holders of Shares and holders of ADSs) and not withdrawn in the form set forth below:

     "BANK GUARANTEE ISSUED IN CONNECTION WITH THE PROPOSED ACQUISITION OF THE ISSUED SHARE CAPITAL OF NCL HOLDING ASA BY ARRASAS LIMITED

     In connection with the mandatory offer by Arrasas Limited, Isle of Man (the "OFFEROR") for the acquisition of all shares of NCL Holding ASA issued and outstanding as of 16 December 1999 not owned by the Offeror or companies affiliated with the Offeror as of the date hereof (the "RELEVANT SECURITIES") for the price of NOK 35,- in cash for each share (the "OFFER PRICE"), in accordance with the Norwegian Securities Trading Act 19 June 1997 No. 79, Sections 4-1 to 4-17, (the "OFFER"), and based on the Offer Document and Form of Acceptance for the Offer dated 13 January (the "OFFER DOCUMENT") and at the request of and for the account of the Offeror we, ABN AMRO Bank N.V., unconditionally guarantee, as for our own debt, as security in favour of the respective shareholders of NCL Holding ASA accepting the Offer in accordance with the terms of the Offer Document (the "ACCEPTING SHAREHOLDERS"), the payment in accordance with the Offer Document of the Offer Price for the Relevant Securities in respect of which the Offer has been accepted in accordance with the terms of the Offer Document (the "VALIDLY TENDERED SECURITIES").

     Our liability under this guarantee is limited to the Principal Guarantee Amount together with 12 percent interest per annum for late payment under this guarantee for an interest period limited up to four weeks.

     As used herein, the term "PRINCIPAL GUARANTEE AMOUNT" shall mean NOK 4,319,925,015.00 which exceeds the maximum payable by the Offeror pursuant to the Offer Price of NOK 35,- per share multiplied with the Relevant Securities (equalling 123,426,429 shares in NCL Holding ASA).

     Claims under this guarantee may be made only after 13 January 2000 and must be received by us before 16.00 hours on 16 March 2000 at the address specified below, after which time this guarantee lapses, is null and void and shall be returned to ABN AMRO Bank N.V.

     If the acceptance period for the Offer is extended, as provided for in the Offer Document, for a period up to two weeks, the 16 March 2000 deadline for making claims under this guarantee shall be extended by the same number of days as the extension of the Offer.

     Claims under this guarantee must be made in writing to:

          Fred Kelly
        ABN AMRO Bank N.V.
        PO Box 949
        3000DD Rotterdam
        The Netherlands

     and must be accompanied by a confirmation that the claimant holds Validly Tendered Securities for which no payment has been received in accordance with the Offer, by way of a copy of a transcript of the relevant VPS account(s) and a copy of the signed Form of Acceptance. Payment under the guarantee will be made on the condition that the relevant Validly Tendered Securities are being transferred to the Offeror.

     Pursuant to Section 4 of the Regulations of 1997 12.15, nr.1307 regarding the requirements for guarantees in respect of mandatory offers given pursuant to the Norwegian securities Trading Act of 19 June 1997 No. 79, Section 4-1 to 4-17, the Principal Guarantee Amount will be reduced proportionally based on the number of shares the transfer of which have been paid for by the Offeror under the Offer, provided the Oslo Stock Exchange so permits and notifies us to that effect.

     This guarantee shall be governed by Norwegian law."

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     GENERAL. Based on a review of publicly available filings made by NCL with the Commission, the OSE and other publicly available information concerning NCL, except as described herein, neither the Offeror nor Star is aware of (i) any license or regulatory permit that appears to be material to the business of NCL and its subsidiaries, taken as a whole, that might be adversely affected by the purchase of the Shares currently owned by the Star Group or the Securities to be purchased by the Offeror pursuant to the Offers, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign that was required for the purchase of the Shares currently held by the Star Group or that would be required for the purchase or ownership of Securities by the Offeror or Star as contemplated herein. Should any such approval or other action be required, the Offeror currently contemplates that such approval or other action would be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of NCL or Star or that certain parts of the business of NCL or Star might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or any other actions were not taken.

     ANTITRUST AND REGULATORY LAWS.

     Act No. 79 on Norwegian Business Acquisitions of December 23,
1994. Pursuant to the Norwegian Business Acquisitions Act, notification must be sent to the Norwegian Ministry of Trade and Industry upon the acquisition of more than one third, at least half or at least two thirds of all shares or voting rights attached to shares in a Norwegian company which has either (i) more than 50 employees or (ii) an annual turnover exceeding NOK 50 million or
(iii) received a government grant of more than NOK 5 million for research and development in connection with at least one single project during the last eight years.

     This notification requirement does not, however, apply to the acquisition of Shares in companies involved in shipping. The Offeror is not aware that NCL has activities of a size and nature outside the shipping industry that would require notification. Consequently, the Offeror should not have any obligation to notify the Norwegian Ministry of Trade and Industry in respect of the acquisition of the Securities.

     Act No. 65 of June 11, 1993 on Competition (the "COMPETITION ACT"). Under the Competition Act no filing is required prior to or following the commencement of the Offers. The Competition Act applies to transactions which have, or might have, effect in Norway. To the best of the Offeror's knowledge, the acquisition of Shares by the Offeror will not have any effect on the cruise market or other markets in Norway, and, therefore, the acquisition of Shares will fall outside the scope of the Competition Act.

     EU Merger Control. EU merger control rules will apply to the acquisition of Securities by the Offeror only if certain turnover thresholds are exceeded by both Star (including all the companies forming part of the same controlling group) and NCL. The thresholds are set out in Article 1 paragraphs 2 and 3 of Regulation 4064/89 as amended by Regulation 1310/97 (the "EU MERGER REGULATION"). Among other requirements, the provisions require that Star (including all the companies forming part of the same controlling group) and NCL and its subsidiaries each has an EU-wide turnover of at least EURO 100 million. The thresholds are related to turnover in the preceding financial year. The EU-wide turnover of Star and the related controlling group does not exceed EURO 100 million. Consequently, based on this number alone, the EU-rules will not apply.

     Based on the above, and the information available to the Offeror, the Offeror does not intend to file under the EU Merger Regulation, but reserves the right to do so if such filing is deemed to be necessary or advisable.

     United States Hart-Scott-Rodino Antitrust Improvements Act (the "HSR
ACT"). Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain transactions may not be consummated unless specified information has been furnished to the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and the FTC, and certain waiting period requirements have been satisfied. The acquisition of Securities by the Offeror pursuant to the Offers is subject to these requirements.

     Pursuant to the HSR Act, a Notification and Report Form with respect to the acquisition of Securities pursuant to the Offers was filed with the Antitrust Division and the FTC on December 28, 1999. Under the provisions of the HSR Act applicable to the purchase of Securities pursuant to the Offers, such purchases may not be made until the expiration of a 15-calendar day waiting period following such filing, unless early termination of the waiting period has been granted.

     The waiting period under the HSR Act expired at 11:59 p.m., New York City time, on January 12, 2000.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Securities by the Offeror pursuant to the Offers. At any time before or after the Offeror's purchase of Securities, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Securities pursuant to the Offers or seeking divestiture of Securities acquired by the Offeror or the divestiture of substantial assets of Star, NCL or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offers on antitrust grounds will not be made or, if a challenge is made, what the result will be.

     Other Competition Rules. According to publicly available information, NCL and its subsidiaries conduct business in other foreign countries and the acquisition of Securities pursuant to the Offers may be subject to the competition laws of such countries. However, based on the information available to the Offeror, the Offeror is not aware of laws in any country, except as noted above, which would require, in connection with the acquisition of Securities pursuant to the Offers, filing of notification with, or obtaining approval of, any governmental authorities prior to completion of the Offer and the Offeror does not intend to make any such filings, but reserves the right to do so if such filing is deemed to be necessary or adviseable.

FEES AND EXPENSES

     The Offeror has retained Den norske Bank ASA as Norway Receiving Agent, The Bank of New York as Depositary and MacKenzie Partners, Inc. as Information Agent, in connection with the U.S. Offer. The Norway Receiving Agent, the Depositary and the Information Agent may be contacted by holders of Securities by mail, telephone, e-mail and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the U.S. Offer materials to beneficial holders of the Securities. The Norway Receiving Agent, the Depositary and the Information Agent will each receive, reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the U.S. securities laws.

     It is estimated that the expenses incurred in connection with the Offers to be paid by the Offeror will be approximately as set forth below:

Norway Receiving Agent Fees.................................  U.S.$65,000
Depositary Fees.............................................  U.S.$30,000
Information Agent Fees......................................  U.S.$15,000
Filing Fees.................................................  U.S.$60,000
Legal Fees..................................................  U.S.$950,000
Printing and Mailing Costs, Miscellaneous...................  U.S.$100,000

     Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person or entity in connection with the solicitation of tenders of Securities pursuant to the U.S. Offer. Brokers, dealers, commercial banks and trust companies will upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding the materials relating to the U.S. Offer to their customers. The Offeror will pay VPS's commission and costs incurred by it in connection with the Offers and the Norway Receiving Agent's and the Depositary's fees and expenses related to conversion of U.S. Dollars to NOK.

SCHEDULE 1

         INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
                 THE EXECUTIVE OFFICERS OF THE OFFEROR AND STAR

     Set forth below are the name, business address and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each member of the Board of Directors of the Offeror and Star, the executive officers of the Offeror and Star, and the members of the Lim Family. Unless otherwise indicated, each of the following persons is a Malaysian citizen and has held his or her present position at the address set forth below for the past five years. Unless otherwise indicated, none of the following persons owns individually any Shares of NCL.

                                ARRASAS LIMITED

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

                                                  PRESENT PRINCIPAL OCCUPATION;
NAME AND CITIZENSHIP                              FIVE YEAR EMPLOYMENT HISTORY AND BUSINESS ADDRESS
--------------------                              -------------------------------------------------
Chong Chee Tut, (Director)......................  Chief Financial Officer, Star Cruises PLC
                                                  (1998 - present)
                                                  Senior Vice President, Information Technology, Star
                                                    Cruises PLC (1997 - 1998)
                                                  Vice President - Information Technology, Star
                                                  Cruises
                                                  PLC (1995 - 1997)
                                                  Star Cruises PLC
                                                  Star Cruises Terminal
                                                  PO Box 288
                                                  42009, Pelabuhan Klang
                                                  Selangar Darul Eshan, Malaysia
Gerard Lim Ewe Keng, (Director).................  Vice President - Corporate Affairs, Star Cruises
                                                  PLC
                                                  Star Cruises PLC
                                                  Star Cruises Terminal
                                                  PO Box 288
                                                  42009, Pelabuhan Klang
                                                  Selangar Darul Eshan, Malaysia

Nigel John Carter, (Director)...................  Chartered Secretary, IFG International Limited
(British citizen)                                 IFG International Limited,
                                                  International House,
                                                  Castle Hill,
                                                  Victoria Road,
                                                  Douglas, Isle of Man,
                                                  British Isles IM2 4RB

Raymond Eugene Befroy, (Director)...............  Chartered Secretary, IFG International Limited
(British citizen)                                 IFG International Limited,
                                                  International House,
                                                  Castle Hill,
                                                  Victoria Road,
                                                  Douglas, Isle of Man,
                                                  British Isles IM2 4RB

                                STAR CRUISES PLC

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

                                                           PRESENT PRINCIPAL OCCUPATION;
NAME AND CITIZENSHIP                             FIVE YEAR EMPLOYMENT HISTORY AND BUSINESS ADDRESS
--------------------                             -------------------------------------------------
Dato' Lim Kok Thay, (Director)...............  Managing Director, Genting Bhd
                                               Chairman, Star Cruises PLC
                                               Genting Bhd
                                               25th Floor, Wisma Genting
                                               28 Jalan Sultan Ismail
                                               50250 Kuala Lumpur
                                               Malaysia
Colin Au Fook Yew, (Director)................  President and Chief Executive Officer, Star Cruises
                                               PLC
                                               (1998 - present)
                                               Managing Director, Star Cruises PLC (1993 - 1998)
                                               Executive Director, Genting Bhd
                                               Star Cruises PLC
                                               Wisma Genting
                                               28 Jalan Sultan Ismail
                                               50250 Kuala Lumpur
                                               Malaysia

Lee Swee Hing, (Director)....................  Executive Vice President, Star Cruises PLC
                                               (1997 - present)
                                               Senior Vice President - Club Operations, Star Cruises
                                               PLC
                                               (1993 - 1997)
                                               Star Cruises PLC
                                               1 Shenton Way
                                               #01-02 Singapore 068803

Ng Ko Seng, (Director).......................  General Manager, Star Cruises (HK) Limited
                                               (1995 - present)
                                               Senior Vice President - Finance and Administration,
                                               Star
                                               Cruises PLC (1993 - 1995)
                                               Star Cruises (HK) Limited
                                               Suite 1503 Ocean Centre
                                               5 Canton Road, Tsimshatsui, Kowloon,
                                               Hong Kong SAR

Cong Ong, (Director).........................  Senior Vice President - Strategic Planning, Star
                                               Cruises
(Australian citizen)                           PLC (1995 - Present)
                                               General Manager - China Operations, Star Cruises PLC
                                               (1994 - 1995)
                                               Star Cruises PLC
                                               1 Shenton Way
                                               #01-02 Singapore 068803

                         PERSONS ULTIMATELY CONTROLLING
                              ARRASAS LIMITED AND
                                STAR CRUISES PLC

NAME, CURRENT                                                PRESENT PRINCIPAL OCCUPATION;
BUSINESS ADDRESS AND CITIZENSHIP                   FIVE YEAR EMPLOYMENT HISTORY AND BUSINESS ADDRESS
--------------------------------                   -------------------------------------------------
Tan Sri Lim Goh Tong............................  Chairman and Chief Executive Officer, Genting Bhd
                                                  (1999 - present)
                                                  Chairman and Joint Managing Director, Genting Bhd
                                                  (1985 - 1999)
                                                  Genting Bhd
                                                  25th Floor, Wisma Genting
                                                  28 Jalan Sultan Ismail
                                                  50250 Kuala Lumpur, Malaysia
Puan Sri Lim (nee Lee) Kim Hua..................  Director, Kien Huat Realty Sdn Bhd
                                                  Kien Huat Realty Sdn Bhd
                                                  22nd Floor, Wisma Genting
                                                  28 Jalan Sultan Ismail
                                                  50250 Kuala Lumpur, Malaysia

Dato' Lim Kok Thay..............................  Managing Director, Genting Bhd (1999 - present)
                                                  Joint Managing Director, Genting Bhd (1985 - 1999)
                                                  Genting Bhd
                                                  25th Floor, Wisma Genting
                                                  28 Jalan Sultan Ismail
                                                  50250 Kuala Lumpur, Malaysia

                         The Norway Receiving Agent is:

                              DEN NORSKE BANK ASA

                                Den norske Bank
                             ASA Verdipapirservice
                                  Aker Brygge
                             P.O. Box 1171 Sentrum
                                  N-0107 Oslo
                                     Norway
                         Facsimile: 011 47 22 48 29 80

                               The Depositary is:

                              THE BANK OF NEW YORK

           BY MAIL:                 FACSIMILE TRANSMISSION:      BY HAND OR OVERNIGHT COURIER:
 Tender & Exchange Department     (for Eligible Institutions     Tender & Exchange Department
                                             Only)
        P.O. Box 11248                  (212) 815-6213                101 Barclay Street
     Church Street Station                                        Receive and Deliver Window
 New York, New York 10286-1248    FOR CONFIRMATION TELEPHONE:      New York, New York 10286
                                        (800) 507-9357

                           The Information Agent is:

                        [MacKenzie Partners, Inc. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                 Banks and Brokers Call Collect: (212) 929-5500
                   ALL OTHERS CALL TOLL-FREE: (800) 322-2885

  The Manager of the International Offer is:   The International Financial Advisor to Arrasas
                                                      Limited and Star Cruises PLC is:
           [ALFRED BERG SIGNATURE]                        ABN AMRO ASIA CORPORATE
                   ABN-AMRO                                   FINANCE LIMITED
                Stortorvet 10                           31st Floor, Edinburgh Tower
             Postboks 483 Sentrum                          The Landmark, Central
                 N-0105 Oslo                                   Hong Kong SAR
                    Norway                              Telephone: 011 852 2868 0368
        Telephone: 011 47 22 00 50 00